As filed with the Securities and Exchange Commission on September 26, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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GLOBAL PAYMENTS INC.

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10 Glenlake Parkway, North Tower

Atlanta, Georgia 30328

(770) 829-8234

September 26, 2014

Dear Shareholder:

The board of directors and officers of Global Payments Inc. join me in extending to you a cordial invitation to attend our 2014 annual meeting of shareholders. The meeting will be held on Wednesday, November 19, 2014, at 9:00 a.m. Eastern Standard Time, at our offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473. At the annual meeting, shareholders will be asked to vote on three proposals set forth in the Notice of 2014 Annual Meeting of Shareholders and the proxy statement following this letter.

Whether or not you plan to attend the annual meeting, it is important that your shares are represented and voted regardless of the size of your holdings. I urge you to vote promptly and submit your proxy via the internet, by telephone or by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have submitted your proxy previously.

If you have any questions concerning the annual meeting and you are the shareholder of record of your shares, please contact our Investor Relations department at Investor.Relations@globalpay.com or (770) 829-8234. If your shares are held by a broker or other nominee (that is, in “street name”), please contact your broker or other nominee for questions concerning the annual meeting.

We look forward to seeing you on November 19th.

Sincerely,

Jeffrey S. Sloan Chief Executive Officer	William I Jacobs Chairman of the Board

10 Glenlake Parkway, North Tower

Atlanta, Georgia 30328

September 26, 2014

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

The 2014 annual meeting of shareholders of Global Payments Inc. (the “Company”), will be held at the Company’s offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473 on Wednesday, November 19, 2014, at 9:00 a.m. Eastern Standard Time, for the following purposes:

1.	To elect the four directors nominated by our board of directors and named in the proxy statement;

2.	To approve, on an advisory basis, the compensation of our named executive officers; and

3.	To ratify the reappointment of Deloitte & Touche LLP, or Deloitte, as the Company’s independent public accountant firm.

The shareholders may also transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.

On September 26, 2014, we mailed a notice of electronic availability of proxy materials to our shareholders. Only shareholders of record at the close of business on September 12, 2014 are entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. If you do not attend the annual meeting, you may vote your shares via the internet or by telephone, as instructed in the Notice of Electronic Availability of Proxy Materials, or if you received your proxy materials by mail, you may also vote by mail.

YOUR VOTE IS IMPORTANT

Submitting your proxy does not affect your right to vote in person if you attend the annual meeting. Instead, it benefits us by reducing the expenses of additional proxy solicitation. Therefore, we urge you to submit your proxy as soon as possible, regardless of whether or not you expect to attend the annual meeting. You may revoke your proxy at any time before its exercise by (i) delivering written notice of revocation to our Corporate Secretary, David L. Green, at the above address, (ii) submitting to us a duly executed proxy card bearing a later date, (iii) voting via the internet or by telephone at a later date, or (iv) appearing at the annual meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Corporate Secretary at or before the annual meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Eastern Standard Time, on November 18, 2014.

When you submit your proxy, you authorize Jeffrey S. Sloan and David L. Green, or either one of them, each with full power of substitution, to vote your shares at the annual meeting in accordance with your instructions or, if no instructions are given, for the election of the director nominees, for the approval, on an advisory basis, of the compensation of our named executive officers, and for the ratification of the reappointment of Deloitte as the Company’s independent public accounting firm. The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the annual meeting, for the election of one or more persons to the board of directors if any of the nominees becomes unable to serve or for good cause will not serve, on matters which the board does not know a reasonable time before making the proxy solicitations will be presented at the annual meeting, or any other matters which may properly come before the annual meeting and any postponements or adjournments thereto.

By Order of the Board of Directors,

David L. Green Executive Vice President, General Counsel and Corporate Secretary

Additional Information	51
Certain Relationships and Related Transactions	51
Annual Report on Form 10-K	51
Shareholders Sharing the Same Address	51
Section 16(a) Beneficial Ownership Reporting Compliance	51
Shareholder List	51

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement, but does not contain all of the information you should consider before voting your shares. For complete information regarding the 2014 annual shareholder meeting, which we refer to as the “annual meeting,” the proposals to be voted on at the annual meeting, and our performance during the fiscal year ended May 31, 2014, or fiscal 2014, please review the entire proxy statement and our Annual Report on Form 10-K for fiscal 2014. In this proxy statement, the “company,” “we,” “our” and “us” refer to Global Payments Inc. and its consolidated subsidiaries, unless the context requires otherwise.

Information About Our 2014 Annual Shareholder Meeting

Date and Time:	Wednesday, November 19, 2014, at 9:00 a.m. Eastern Standard Time

Place:	Our offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473

Record Date:	September 12, 2014

Voting:	Holders of our common stock as of the close of business on the record date may vote at the annual meeting. Each shareholder is entitled to one vote per share for each director nominee and one vote per share for each of the other proposals described below.

Proposals and Voting Recommendations

Proposal	Board Vote Recommendation	Page Number
1 – Election of Four Directors	FOR	7
2 – Advisory Vote on Compensation of Our Named Executive Officers (“say-on-pay” vote)	FOR	17
3 – Ratification of the Reappointment of Our Independent Public Accounting Firm	FOR	49

Fiscal 2014 Company Performance Highlights

We experienced strong business and financial performance around the world during fiscal 2014. Highlights include the following:

•	Revenue grew 8% from the prior year to $2.6 billion.

•	Our share price increased approximately 43%, more than double that of the S&P 500 index.

•	We returned over $450 million to our shareholders through share repurchases and dividends.

•	We made a key strategic $420 million acquisition.

•	We successfully completed several significant leadership changes, which are described below.

Significant Leadership Changes (Page 11)

This has been a pivotal year in terms of setting the course for our long-term outlook. As previously reported, Paul R. Garcia, who played an integral role in our growth and successes during his 12-year tenure as our Chief Executive Officer and Chairman of the Board, retired as Chief Executive Officer in October 2013 and as Chairman of the Board in May 2014. In connection with or following Mr. Garcia’s retirement, our board of directors made several leadership changes, the most significant of which include the following:

•	William I Jacobs Appointed Chairman of the Board. For the first time, our board of directors appointed an independent director, William I Jacobs, to serve as Chairman of the Board, effective June 1, 2014. Our board believes that as Chairman of the Board, Mr. Jacobs will contribute effective, decisive and independent leadership as well as a wealth of knowledge about our company and our industry, which he has developed over the course of his 13-year tenure as a member of our board and 11-year tenure as our lead independent director. See page 9 for additional biographical information about Mr. Jacobs.

•	Jeffrey S. Sloan Appointed Chief Executive Officer. Mr. Garcia was succeeded as Chief Executive Officer by Jeffrey S. Sloan in October 2013, who was also appointed as a director in January 2014. Having served as our President since June 2010, Mr. Sloan is well-prepared for the Chief Executive Officer position. In addition to his decisive leadership and 20 years of experience in the financial services industry, Mr. Sloan brings his industry-specific investment banking experience, which our board believes will be particularly useful in light of our appetite for acquisitive growth. See page 7 for additional biographical information about Mr. Sloan.

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 1

•	David E. Mangum Appointed as President. Our board promoted David E. Mangum from Senior Executive Vice President and Chief Financial Officer to President and Chief Operating Officer, effective in June 2014. In this new role, Mr. Mangum will oversee our United States, Canadian and Latin American businesses along with our worldwide operations, risk management and product strategy. Prior to this appointment, Mr. Mangum served as our Senior Executive Vice President and Chief Financial Officer since August 2011 and our Executive Vice President and Chief Financial Officer from 2008 to August 2011. See page 19 for additional information about Mr. Mangum.

•	Cameron M. Bready Appointed as Executive Vice President and Chief Financial Officer. Our board appointed Cameron M. Bready as Executive Vice President and Chief Financial Officer, effective in June 2014. Mr. Bready is responsible for all of our global financial operations, including Finance, Treasury, Accounting and Tax. Mr. Bready previously served as Executive Vice President and Chief Financial Officer of ITC Holdings Corp., a publicly-traded independent electric transmission company, where he was responsible for ITC’s accounting, finance, treasury and other related financial functions. See page 19 for additional information about Mr. Bready.

Corporate Governance Highlights (Page 11)

Our board of directors values independent, effective and ethical corporate governance. Highlights of our corporate governance structure include the following:

☑ Independent Chairman with 13-year tenure as director	☑ Independent director average tenure over eight years
☑ Fully independent board except CEO	☑ Minimum stock ownership requirements
☑ Fully independent committees	☑ Limitation on outside board and audit committee service
☑ Independent directors meet regularly in executive sessions	☑ Greater than 75% attendance at meetings
☑ Code of business conduct and ethics	☑ Annual board and committee self-evaluations
☑ Majority voting for directors in uncontested elections

Director Nominees (Page 7)

	Tenure (Years)	Principal Occupation	Independent	Audit Committee	Compensation Committee	Governance & Risk Oversight Committee	Technology Committee
Jeffrey S. Sloan	< 1	Chief Executive Officer, Global Payments Inc.	No
John G. Bruno	< 1	EVP and Chief Information Officer, Aon Plc	Yes
Michael W. Trapp	11	Former Managing Partner, Ernst & Young LLP (southeast area)	Yes
Gerald J. Wilkins	12	President, WJG Consulting, Inc.	Yes

Member. Chair. Audit committee financial expert.

Named Executive Officers

In the “Compensation of Named Executive Officers” section of this proxy statement, we have provided specific data about the compensation of our “named executive officers,” as defined by rules promulgated by the Securities and Exchange Commission, or the SEC, for fiscal 2014. In accordance with SEC rules, two individuals (Mr. Garcia and Ms. Tornay) are named executive officers for purposes of describing our compensation during fiscal 2014, even though these individuals are no longer executive officers of our company. In addition, our current principal financial officer (Mr. Bready) is not a named executive officer because he joined our company after fiscal 2014. Our named executive officers include the following individuals:

•	Jeffrey S. Sloan, Chief Executive Officer;

•	David E. Mangum, President and Chief Operating Officer (former Senior Executive Vice President and Chief Financial Officer);

•	Morgan M. Schuessler, President – International;

•	G. Thomas Balas, Jr., Executive Vice President and Chief Human Resources Officer;

•	Guido F. Sacchi, Executive Vice President and Chief Information Officer;

•	Paul R. Garcia, former Chairman and Chief Executive Officer; and

•	Suellyn P. Tornay, former Executive Vice President, General Counsel and Corporate Secretary.

2 – GLOBAL PAYMENTS INC. | 2014 Proxy Statement

Compensation Philosophy and Highlights (Page 21)

We Do:	We Do Not:
☑ Tie pay to financial and share price performance	☒ Provide for excise tax gross-ups
☑ Retain an independent compensation consultant	☒ Provide for dividend equivalent rights
☑ Benchmark against our peer group	☒ Permit hedging or pledging of our stock
☑ Conduct an annual say-on-pay vote	☒ Backdate or re-price stock options
☑ Employ “double-trigger” change-in-control compensation
☑ Have a clawback policy
☑ Impose minimum stock ownership thresholds and holding periods until such thresholds are met

Core Compensation Components

The core components of our compensation plan for each of our named executive officers include base salary, short-term cash incentives (annual incentive awards) and long-term equity incentives (performance units and TSR units). Highlights are below:

Core Component	Form	Objective/Features	Page
Base salary	Cash	Base salaries are intended to provide compensation consistent with our executives’ skills, responsibilities, experience and performance in relation to the marketplace.	25

Annual incentive awards	Cash	Our short-term cash incentive plan rewards annual performance and achievement of strategic goals, while aligning the interests of our named executive officers with those of our shareholders. For fiscal 2014, our cash incentive awards were determined based on specified goals for adjusted cash earnings per share, adjusted revenue and individual objectives.	25

Performance units	Equity	For fiscal 2014, performance units represented 60% of our long-term incentive awards. “Performance units” are performance-based restricted stock units that, after a one-year performance period, convert into a number of restricted shares that depends on our adjusted cash earnings per share, adjusted revenue and adjusted operating margin results during the performance period. Of the resulting restricted shares, 25% vest upon certification of the performance results, and the remaining 75% vest in equal installments on each of the first three anniversaries of the conversion date. These long-term equity awards and their performance metrics are designed to ensure that our executives focus on the long-term objectives of our shareholders, including value creation through share price appreciation and overall financial performance.	29

TSR units	Equity	For fiscal 2014, TSR units represented 40% of our long-term incentive awards. “TSR units” are performance-based restricted stock units that are earned based on our total shareholder return (TSR) over a three-year performance period compared to companies in the S&P 500. Once the performance results are certified, TSR units convert into fully-vested shares of common stock.	32

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 3

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING AND THIS PROXY STATEMENT

1. Why did I receive these materials?

This proxy statement is being furnished to solicit proxies on behalf of the board of directors of our company for use at the 2014 annual meeting of shareholders and at any adjournments or postponements thereof. The annual meeting will be held at our offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473 on November 19, 2014, at 9:00 a.m., Eastern Standard Time.

2. What am I voting on and how does the board of directors recommend that I vote?

Our board of directors recommends that you vote FOR each of the three proposals scheduled to be voted on at the meeting, which include the following:

•	Proposal 1: Election of the four directors nominated by our board.

•	Proposal 2: Approval, on an advisory basis, of the compensation of our named executive officers for fiscal 2014. This proposal is referred to as the “say-on-pay” proposal.

•	Proposal 3: Ratification of the reappointment of Deloitte & Touche LLP, or Deloitte, as our independent public accountant firm for the fiscal year ending May 31, 2015, or fiscal 2015.

3. Could other matters be decided at the annual meeting?

Yes. The shareholders may transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof. If any other matter properly comes before the meeting and you have submitted your proxy, the proxy holders will vote as recommended by the board or, if no recommendation is made, in their own discretion. The board of directors is not currently aware of any properly submitted shareholder proposals.

4. Why did I receive a mailed notice of internet availability of proxy materials instead of a full set of proxy materials?

As permitted by the SEC, we are making this proxy statement and our annual report available to our shareholders electronically via the internet. The notice contains instructions on how to access this proxy statement and our annual report and how to vote online or submit your proxy over the internet or by telephone. You will not receive a printed copy of the proxy materials in the mail unless you request one, which you may do by following the instructions contained in the notice. We encourage you to take advantage of the electronic availability of proxy materials to help reduce the cost and environmental impact of the annual meeting.

5. How do I vote?

If you received a notice of electronic availability, that notice provides instructions on how to vote by internet, by telephone or by requesting and returning a paper proxy card. You may submit your proxy voting instructions via the internet or telephone by following the instructions provided in the notice. The internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares, and to confirm that your voting instructions are properly recorded. If your shares are held in the name of a bank or a broker, the availability of internet and telephone voting will depend on the voting processes of the bank or broker. Therefore, we recommend that you follow the instructions on the form you receive. If you received a printed version of the proxy materials by mail, you may vote by following the instructions provided with your proxy materials and on your proxy card.

6. What if I change my mind after I vote?

Your submission of a proxy via the internet, by telephone or by mail does not affect your right to attend the annual meeting in person. You may revoke your proxy at any time before it is exercised in any of the following ways:

•	Deliver written notice of revocation to our Corporate Secretary at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328, or submit to us a duly executed proxy card bearing a later date. To be effective, your notice of revocation or new proxy card must be received by our Corporate Secretary, David L. Green, at or before the annual meeting.

•	Change your vote via the internet or by telephone at a later date. To be effective, your vote must be received before 11:59 p.m., Eastern Standard Time, on November 18, 2014, the day before the annual meeting.

•	Appear at the annual meeting and vote in person, regardless of whether you previously submitted a notice of revocation.

4 – GLOBAL PAYMENTS INC. | 2014 Proxy Statement

7. Who is entitled to vote?

All shareholders who owned shares of our common stock at the close of business on September 12, 2014 are entitled to vote at the annual meeting. On that date, there were approximately 67,637,173 shares of common stock issued and outstanding, held by approximately 2,289 shareholders. Shareholders are entitled to one vote per share.

8. How many votes must be present to hold the annual meeting?

In order for any business to be conducted, the holders of a majority of the shares entitled to vote at the annual meeting must be present, either in person or by proxy. This is referred to as a “quorum.” Abstentions and broker non-votes (described below) will be treated as present for purposes of establishing a quorum. If a quorum is not present, the annual meeting may be adjourned by the holders of a majority of the shares represented at the annual meeting. The annual meeting may be rescheduled at the time of the adjournment with no further notice of the reconvened meeting if the date, time and place of the reconvened meeting are announced at the adjourned meeting before its adjournment; provided, however, that if a new record date is or must be fixed, notice of the reconvened meeting must be given to the shareholders of record as of the new record date. An adjournment will have no effect on the business to be conducted at the meeting.

9. What are the voting standards for the proposals?

Each of the three scheduled proposals will be approved by the affirmative vote of a majority of the votes cast. This means that a proposal is approved if the number of shares voted “for” the proposal exceeds the number of shares voted “against” the proposal.

10. What is the difference between a “shareholder of record” and a “beneficial owner of shares held in street name?”

Shareholders of record. If your shares are registered directly in your name with our transfer agent, Computershare, you are the shareholder of record with respect to those shares, and we sent the notice of electronic availability directly to you. If you request copies of the proxy materials by mail, you will receive a proxy card.

Beneficial owners of shares held in street name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the notice of electronic availability was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request copies of the proxy materials by mail, you will receive a voting instruction form.

11. What happens if I do not return a proxy or do not give specific voting instructions?

Shareholders of record. If you are a shareholder of record and you do not vote via the internet, by telephone or by mail, your shares will not be voted unless you attend the annual meeting to vote them in person. If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Beneficial owners of shares held in street name. If you hold your shares in street name and do not provide voting instructions to your broker, your broker will have the discretionary authority to vote your shares only on proposals that are considered “routine.” The only proposal at the annual meeting that is considered routine is the ratification of the reappointment of our independent auditor. All of the other proposals are considered “non-routine,” which means that your broker will not have the discretionary authority to vote your shares with respect to such proposals. Shares for which a broker lacks discretionary voting authority are referred to as “broker non-votes.” Broker non-votes are counted as present for the purpose of establishing a quorum, but whether they are counted for purpose of voting on proposals depends on the voting standard for the particular proposal. Since each of the scheduled proposals requires approval by a majority of votes cast, abstentions and broker non-votes will not be counted as votes “for” or “against” the proposal. As a result, although abstentions and broker non-votes may be counted for the purpose of establishing a quorum for the meeting, they have no effect on the voting results.

12. What should I do if I receive more than one proxy or voting instruction card?

Shareholders may receive more than one set of voting materials, including multiple copies of the notice of electronic availability, these proxy materials and proxy cards or voting instruction cards. For example, shareholders who hold shares in more than one brokerage account may receive separate notices for each brokerage account in which shares are held. Shareholders of record whose shares are registered in more than one name will receive more than one notice. You should vote in accordance with all of the notices you receive to ensure that all of your shares are counted.

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 5

13. Who will count the votes?

We have designated a representative of Computershare, our transfer agent, as the inspector of election who will count the votes.

14. Who pays the cost of proxy solicitation?

The cost of soliciting proxies will be borne by us. However, shareholders voting electronically (via phone or the internet) should understand that there may be costs associated with electronic access, such as usage charges from internet service providers or telephone companies. In addition to solicitation of shareholders of record by mail, telephone, or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and we may reimburse them for mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of common stock.

15. May I propose actions for consideration at next year’s annual shareholder meeting?

Yes. SEC rules establish the eligibility requirements and the procedures that must be followed for a shareholder’s proposal to be included in our proxy statement. Under those rules, any shareholder wishing to have a proposal considered for inclusion in our proxy statement for the 2015 annual meeting must submit his or her proposal to us in writing on or before May 29, 2015, which is 120 days before the one-year anniversary of the mailing of this proxy statement. Proposals must comply with all applicable SEC rules and our bylaws. In addition, if a shareholder wishes to present a proposal at the 2015 annual meeting, whether or not the proposal is intended to be included in the 2015 proxy material, our bylaws require that the shareholder give advance written notice to us on or after April 29, 2015 and on or before May 29, 2015. A shareholder may be permitted to present a proposal at the 2015 annual meeting, even if the proposal was not included in the 2015 proxy material. In such a case, if the proposal is received after August 12, 2015, which is 45 calendar days prior to the one-year anniversary of the mailing of this proxy statement, we believe that the proxy holder would have the discretionary authority granted by the proxy cards (and as permitted under SEC rules) to vote on the proposal on behalf of the shareholders who submitted proxies.

6 – GLOBAL PAYMENTS INC. | 2014 Proxy Statement

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our board of directors currently consists of nine members who are divided into three classes, with the term of office of each class ending in successive years. Each class of directors serves staggered three-year terms. We have three directors in each of the three classes, as shown below:

Class I		Class II		Class III
Name	Term Expiration	Name	Term Expiration	Name	Term Expiration
Ruth Ann Marshall	2016	John G. Bruno	2014	Alex W. Hart	2015
John M. Partridge	2016	Michael W. Trapp	2014	William I Jacobs	2015
Jeffrey S. Sloan	2014(1)	Gerald J. Wilkins	2014	Alan M. Silberstein	2015

(1)	After the last annual shareholder meeting, Mr. Sloan was appointed as a director to fill a vacancy created by an increase in the size of our board. As a result, pursuant to our bylaws, Mr. Sloan’s initial term expires upon the 2014 annual meeting, earlier than the terms of the other Class I directors.

Our board of directors has nominated each of the following four directors for election at the annual meeting:

•	Jeffrey S. Sloan (Class I)

•	John G. Bruno (Class II)

•	Michael W. Trapp (Class II)

•	Gerald J. Wilkins (Class II)

If elected, Mr. Sloan will serve a term that expires in 2016 (along with the other Class I directors) or until his successor has been duly elected and qualified. If elected, Messrs. Bruno, Trapp and Wilkins will serve three-year terms expiring in 2017 or until their respective successors have been duly elected and qualified. In each case, the director nominee, if elected, will serve a shorter term in the event of his resignation, retirement, disqualification, removal from office or death. In the event that any of the nominees is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for such other person(s) as they may select.

The affirmative vote of at least a majority of the votes cast with respect to the director nominee at the annual meeting at which a quorum is present is required for the election of each of the nominees. If a choice is specified on the proxy card by a shareholder, the shares will be voted as specified. If no specification is made, the shares will be voted “FOR” each of the four nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR.

Nominees for Election as Directors

Biographical and other information about each director nominated for election is set forth below:

Jeffrey S. Sloan • Class I • Director since January 2014 • If elected, term expires in 2016 • No committees • Age 47	Chief Executive Officer of the Company (since October 2013); President of the Company (June 2010 – June 2014); Partner, Goldman Sachs Group, Inc. (2004 – May 2010), where Mr. Sloan led the Financial Technology Group in New York and focused on mergers, acquisitions and corporate finance; Managing Director, Goldman Sachs Group, Inc. (2001 – 2004); Vice President, Goldman Sachs Group, Inc. (1998 –2001); Director, Fleetcor Technologies, Inc., a publicly-traded provider of fuel cards and workforce payment products and services (since July 2013). In deciding to appoint Mr. Sloan as the Company’s Chief Executive Officer and nominate Mr. Sloan for election as a director, our Board considered his approximately 20 years of experience in the financial services industry, the in-depth knowledge of the Company he obtained as our President prior to his appointment as a director, his extensive experience with mergers and acquisitions as an investment banker for Goldman Sachs Group, Inc. and his strong leadership skills.

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 7

John G. Bruno • Class II • Independent director since June 2014 • If elected, term expires in 2017 • Technology Committee • Age 49	Executive Vice President of Enterprise Innovation and Chief Information Officer, Aon plc, a publicly-traded global risk management service provider (since September 2014); Executive Vice President, Industry and Field Operations and Corporate Development, NCR Corporation, a publicly-traded technology company (November 2013 – September 2014), where Mr. Bruno chaired the company’s Enterprise Risk Management Committee; Executive Vice President and Chief Technology Officer, NCR Corporation (November 2011 – November 2013); Executive Vice President, Industry Solutions Group, NCR Corporation (2008 – October 2011); Managing Director, Goldman Sachs Group, Inc. (2007 –2008); Managing Director, Merrill Lynch & Co., Inc. (2006 – 2007); Senior Vice President, General Manager, RFID Division of Symbol Technologies, Inc., a private information technology company (2005 – 2006); Senior Vice President, Corporate Development, Symbol Technologies, Inc. (2004 – 2005); Senior Vice President, Business Development, and Chief Information Officer, Symbol Technologies, Inc. (2002 – 2004). In deciding to nominate Mr. Bruno, our Board considered his extensive experience with technology-related matters within the financial services industry.

Michael W. Trapp

•   Class II

•   Independent director since July 2003

•   If elected, term expires in 2017

•   Audit Committee (Chair); Governance & Risk Oversight Committee

•   Audit Committee Financial Expert

•   Age 74

Managing Partner, Southeast area, Ernst & Young LLP (1993 – 2000); Director, Ann Inc. (2003 – May 2013); Non-executive Chairman, The North Highland Company, Inc., a private consulting firm (since November 2012); Director, The North Highland Company, Inc. (since 2001). In deciding to nominate Mr. Trapp, our Board considered his expertise and knowledge regarding finance and accounting matters, as well as his in-depth knowledge of the Company that he obtained from his lengthy tenure as a director, which the Board believes enable him to continue to provide valuable leadership to the oversight of financial reporting.

Gerald J. Wilkins • Class II • Independent director since 2002 • If elected, term expires in 2017 • Audit Committee; Technology Committee (Chair) • Age 56	President, WJG Consulting, Inc., a private consulting firm (2003 – 2007 and 2008 to present); Chief Financial Officer, Habitat for Humanity International (2007 – 2008); Executive Vice President and Chief Financial Officer, AFC Enterprises, Inc., now Popeyes Louisiana Kitchen, Inc., a publicly-traded quick-service restaurant franchise (2000 – 2003); Chief Financial Officer, AFC Enterprises, Inc. (1995 – 2000); Vice President, International Business Planning, KFC International, a quick-service restaurant franchise and subsidiary of publicly-traded Yum! Brands, Inc. (1993 – 1995); Director, Asset Acceptance Capital Corp., a publicly-traded debt collection company that merged with Encore Capital Group, Inc. in June 2013 (August 2012 – June 2013); Director, AFC Enterprises, Inc. (2001 – 2003). In deciding to nominate Mr. Wilkins, our Board considered his in-depth knowledge of the Company, which he obtained from his lengthy tenure as a director, as well as his substantial experience as a principal financial officer of a publicly-traded company, which the board believes will enable Mr. Wilkins to continue to provide perspective regarding financial and accounting matters.

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Continuing	Directors

Biographical information with respect the directors whose terms do not expire at the 2014 annual meeting is set forth below.

William I Jacobs

•   Chairman of the Board

•   Class III

•   Independent director since 2001

•   Lead independent director since 2003

•   Term expires in 2015

•   Compensation Committee; Governance and Risk Oversight Committee

•   Age 73

Chairman of the Company’s Board of Directors (since June 2014); Lead Independent Director of the Company’s Board of Directors (2003 – May 2014); Business Advisor (since August 2002); Managing Director and Chief Financial Officer of The New Power Company (2000 – 2002); Senior Executive Vice President, Strategic Ventures for MasterCard International (1999 – 2000); Executive Vice President, Global Resources for MasterCard International (1995 – 1999); Executive Vice President, Chief Operating Officer, Financial Security Assurance, Inc., a bond insurance company (1984 – 1994); Director, Asset Acceptance Capital Corp., a publicly-traded debt collection company that merged with Encore Capital Group, Inc. in June 2013 (2004 – June 2013). Mr. Jacobs also currently serves on the Boards of Directors of LifeNexus, Inc., a private healthcare company, and The BondFactor Company, a private municipal financial guaranty company. In determining that Mr. Jacobs should continue to serve as a director, our Board considered Mr. Jacobs’ executive management experience, leadership skills demonstrated throughout his 11-year tenure as our lead independent director, board expertise and legal training, which the Board believes will continue to provide leadership and consensus building skills on matters of strategic importance.

Alex W. Hart • Class III • Independent director since 2001 • Term expires in 2015 • Compensation Committee (Chair); Technology Committee • Age 74	Business consultant to financial services industry (since 1997); Chairman of the Board, SVB Financial Group, a publicly-traded financial services company (2001 – April 2012); Chief Executive Officer of Advanta Corporation, a financial services company (1995 – 1997); Executive Vice Chairman of Advanta Corporation (1994 – 1995); President and Chief Executive Officer of MasterCard International (1988 – 1994); Director, VeriFone, Inc., a publicly-traded electronic payment solutions provider (since 2006); Director, Mitek Systems, Inc., a mobile video technology company (since December 2010). Mr. Hart also serves as a director of Solicore Inc., a private developer and manufacturer of embedded power solutions. In determining that Mr. Hart should continue to serve as a director, our Board considered his substantial experience in our industry obtained from, among other things, the services he provided to Mastercard, as well has his experience serving on boards of public companies, including his long-term directorship with our company. As a result of these experiences, our Board believes Mr. Hart’s deep understanding of the strategic and operational issues we face will continue to provide useful insight to our Board.

Ruth Ann Marshall • Class I • Independent director since 2006 • Term expires in 2016 • Compensation Committee; Governance and Risk Oversight Committee • Age 60	President, Americas for MasterCard International (2000 – 2006); Senior Executive Vice President, Concord EFS, Inc., a public provider of processing services that merged with First Data Corporation in 2004 (1995 – 1999); Director, Regions Financial Corporation (since 2011) and ConAgra, Inc., a publicly traded packaged food company (since 2007). In determining that Ms. Marshall should continue to serve as a director, our Board considered her deep knowledge of our business and industry as well as her detailed and in-depth knowledge of the issues, opportunities and challenges facing us, which our Board believes will continue to make her an invaluable member of our Board.

John M. Partridge • Class I • Independent director since November 2013 • Term expires in 2016 • Compensation Committee; Technology Committee • Age 65	Advisor to Visa Inc. (since April 2013); President, Visa Inc. (2009 – 2013); Chief Operating Officer, Visa Inc. (2007 – 2009); President and Chief Executive Officer, Inovant, a subsidiary of Visa Inc. (2000 – 2007); Interim President of VISA USA (2007); Director, Cigna Corporation, a publicly-traded health insurance company (since 2009). In determining that Mr. Partridge should continue to serve as a director, our Board considered his substantial experience in the financial services industry, having served as, among other things, President of Visa Inc., which our Board believes will continue to bring valuable insight from the perspective of card networks.

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Alan M. Silberstein • Class III • Independent director since 2003 • Term expires in 2015 • Governance and Risk Oversight Committee (Chair); Audit Committee • Age 66	President, Allston Associates LLP (previously Silco Associates Inc.), a private management services firm (since 2004); President and Chief Operating Officer, Debt Resolve, Inc., a public online collections services provider (2003 – 2004); President and Chief Executive Officer, Western Union, a publicly-traded financial institution (2000 – 2001); Chairman and Chief Executive Officer, Claim Services, Travelers Property Casualty Insurance (1996 – 1997); Executive Vice President, Retail Banking, Midlantic Corporation (1992 – 1995). Mr. Silberstein has also served as a director of Green Bancorp, Inc., a publicly-traded bank holding company, since 2010 and previously served as a director of CAN Capital (formerly Capital Access Network, Inc.), a private non-bank alternative capital provider. In determining that Mr. Silberstein should continue to serve as a director, our Board considered his experience specifically in the financial services industry, his broader experience managing several diverse companies and the in-depth knowledge about our company gained from his lengthy tenure as a director.

There is no family relationship between any of our executive officers or directors. There are no arrangements or understandings between any of our directors and any other person pursuant to which any of them was elected as a director, other than arrangements or understandings with the directors solely in their capacities as such.

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CORPORATE GOVERNANCE

Board Leadership

Our board of directors does not have a formal policy on whether the same person should serve as the Chairman of the Board and the Chief Executive Officer. However, pursuant to our Corporate Governance Guidelines, if the Chairman of the Board is not an independent director, the board is required to appoint an independent director as a lead independent director to fulfill the following responsibilities:

•	Preside at all meetings of the board at which the Chairman is not present;

•	Serve as the liaison between the Chairman and the independent directors;

•	Generally approve information provided to the board, board meeting agendas and meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	In conjunction with the Compensation Committee, review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, determining and approving the Chief Executive Officer’s compensation based upon such evaluation, and communicating with the Chief Executive Officer regarding the foregoing; and

•	Any other responsibilities that may be delegated to the lead independent director by the board from time to time.

Paul R. Garcia served as our Chairman and Chief Executive Officer from 2002 until he notified us on October 1, 2013 of his decision to retire as Chief Executive Officer. In light of Mr. Garcia’s lengthy tenure as Chief Executive Officer since our company’s spin-off from our former parent company in 2001 and the integral leadership he provided since that date, our board believed that it was in the best interest of our shareholders for Mr. Garcia to serve as both Chairman and Chief Executive Officer, with an independent director designated as lead independent director. Mr. Jacobs served as our lead independent director from 2003 until May 31, 2014. Mr. Sloan was appointed as Chief Executive Officer on October 1, 2013 and as a director on January 7, 2014, but Mr. Garcia continued to serve as Chairman and an Executive Officer until May 31, 2014.

In connection with Mr. Garcia’s retirement and Mr. Sloan’s appointment as Chief Executive Officer, our board determined to separate the roles of Chairman and Chief Executive Officer and appointed Mr. Jacobs, our former lead independent director, as Chairman, effective June 1, 2014. Our board believes that its appointment of Mr. Jacobs as Chairman will further enhance the independent oversight of management, while continuing to provide the decisive leadership necessary for an effective Chairman. From his 13-year tenure as a member of our board and 11-year tenure as lead independent director, Mr. Jacobs has acquired a deep knowledge of our history and culture as well as the issues, opportunities and challenges facing our business. As a result, our board believes that Mr. Jacobs, like Mr. Garcia, is well-positioned to ensure that the board’s time and attention is focused on the most critical matters.

Any interested party may contact any or all of our directors by directing such communications to the applicable directors in care of the Corporate Secretary at our address at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473. Any correspondence received by the Corporate Secretary in accordance with the foregoing sentence will be forwarded to the applicable director or directors.

Board Independence

At least a majority of our directors, and all of the members of our Audit Committee, Compensation Committee and Governance and Risk Oversight Committee, must be “independent” based on the listing standards of the New York Stock Exchange, or the NYSE. Each year, our board of directors reviews the independence of our directors and considers, among other things, relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and our company and our subsidiaries and affiliates, on the other hand. The purpose of the review is to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent as defined under the NYSE listing standards.

The NYSE listing standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, our board of directors must affirmatively determine that a director has no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company). Additional independence requirements established by the SEC and the NYSE apply to members of the Audit Committee and the Compensation Committee. Specifically, Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from our or any of our subsidiaries other than their directors’ compensation, and they may not be affiliated with our company or any

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 11

of our subsidiaries. In addition, when affirmatively determining the independence of any director who will serve on the Compensation Committee, our board of directors must consider all factors specifically relevant to determining whether a director has a relationship to our company that is material to that director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee, including (i) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by our company to such director; and (ii) whether the director is affiliated with our company, our subsidiaries or our affiliates.

In July 2014, our board of directors reviewed the independence of our directors and determined that all of our directors, except Mr. Sloan (our Chief Executive Officer), are independent under the NYSE listing standards.

Criteria for Board Membership

When making recommendations to our board of directors regarding director candidates, our Governance and Risk Oversight Committee evaluates candidates primarily based on the following criteria:

•	Experience as a member of senior management or director of a significant business corporation, educational institution, or not-for-profit organization;

•	Particular skills or experience that enhances the overall composition of the board of directors;

•	Service on no more than five other boards of directors of publicly-held corporations; and

•	Service on no more than two other audit committees of publicly-held corporations.

We do not have a formal diversity policy. However, as part of its evaluation of director candidates and in addition to other standards the committee may deem appropriate from time to time for the overall structure and composition of the board, the Governance and Risk Oversight Committee considers whether each candidate, if elected, assists in achieving a mix of board members that represent a diversity of background and experience. Accordingly, the committee seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our shareholders diversity of opinion and insight in the areas most important to us and our corporate mission. The committee considers the independence of candidates for director nominees, including the appearance of any conflict in serving as a director. Candidates for director nominees who do not meet all of these criteria may still be considered for nomination if the committee believes the candidate will make an exceptional contribution to our company and our shareholders. In evaluating nominees, the committee also takes into account the consideration that members of the board of directors should collectively possess a broad range of skills, expertise, industry knowledge and other knowledge, business experience and other experience useful to the effective oversight of our business.

The Governance and Risk Oversight Committee considers candidates for director who are recommended by other members of the board of directors and by management, as well as those identified by any outside consultants who are periodically retained by the committee to assist in identifying possible candidates. The committee will evaluate potential nominees for open board positions suggested by shareholders on the same basis as all other potential nominees.

Committee Composition and Meeting Attendance

Our board of directors has established four standing committees, which include the Audit Committee, the Compensation Committee, the Governance and Risk Oversight Committee and the Technology Committee, all of which are comprised exclusively of independent directors.

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The following table provides information about current committee membership and meetings (during fiscal 2014) for our board and each committee:

	Audit Committee	Compensation Committee(1)	Governance and Risk Oversight Committee(2)	Technology Committee(3)
John G. Bruno					Chair
Alex W. Hart					Member
William I Jacobs					Financial Expert(4)
Ruth Ann Marshall
John M. Partridge
Alan M. Silberstein
Jeffrey S. Sloan
Michael W. Trapp
Gerald J. Wilkins
Meetings in Fiscal 2014	4	3	4	4

(1)	As of June 1, 2013, the Compensation Committee was comprised of General Edwin H. Burba, Jr. (Chair), Raymond L. Killian, Messrs. Hart and Jacobs and Ms. Marshall. On November 20, 2013, General Burba and Mr. Killian retired from the board, Mr. Hart was designated as Chair of the committee, and Mr. Partridge joined the board and was appointed to the committee.
(2)	As of June 1, 2013, the Governance and Risk Oversight Committee was comprised of Mr. Hart (Chair), General Burba, Mr. Jacobs and Ms. Marshall. On November 20, 2013, General Burba retired from the board, Mr. Silberstein was appointed to the committee and designated as the Chair (replacing Mr. Hart), and Mr. Trapp was appointed to the committee.
(3)	As of June 1, 2013, the Technology Committee was comprised of Messrs. Killian (Chair), Hart and Silberstein. On November 20, 2013, Mr. Killian retired from the board, Mr. Silberstein stepped down from the committee and Messrs. Partridge and Wilkins were appointed to the committee. Mr. Wilkins served as the temporary Chair of the committee beginning November 20, 2013 and was designated as the Chair of the committee on January 7, 2014. Mr. Bruno was appointed to the committee on June 1, 2014.
(4)	“Audit committee financial expert,” as defined under SEC rules.

Our full board of directors met six times during fiscal 2014. All of our directors attended at least 75% of the meetings of the board in fiscal 2014 (or the portion of fiscal 2014 during which the individual served as a director), including meetings of the committees of which they were members. Pursuant to our Corporate Governance Guidelines, all of our directors are expected to attend the annual meeting of shareholders, and all of our directors attended the 2013 annual meeting.

Committee Responsibilities

Each of the committee charters and our corporate governance guidelines are available on our website, www.globalpaymentsinc.com, and will be provided free of charge, upon written request of any shareholder addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473, Attention: Investor Relations. Each committee is authorized to delegate responsibilities to subcommittees as appropriate. The responsibilities of each committee are described below.

Audit Committee

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, helps ensure the integrity of our financial statements, our compliance with certain legal and regulatory requirements, the qualifications and independence of our independent auditor, the performance of our internal audit function and independent auditor, the effectiveness of our disclosure controls and the effectiveness of our procedures and internal controls over financial reporting. In addition, the Audit Committee is responsible for reviewing and approving or ratifying all related-party transactions that would require disclosure under Item 404 of Regulation S-K, promulgated under the Exchange Act. The Audit Committee also prepares a report that is included in this proxy statement. Members of the Audit Committee may not serve simultaneously on the audit committees of more than two other public companies unless our board of directors determines that such service would not impair the ability of the director to effectively serve on the Audit Committee.

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Compensation Committee

Responsibilities. The Compensation Committee reviews levels of compensation, benefits and performance criteria for our executive officers and administers all of our equity compensation plans. The Compensation Committee also considers our compensation programs from a risk perspective, conducting reviews and risk assessments of our compensation policies and practices and monitoring our compensation consultant, including our compensation consultant’s independence. See “Corporate Governance—Board Oversight of Risk Management” on page 14 for additional information about the Compensation Committee’s responsibilities relating to risk management.

Independent Compensation Consultant. The Compensation Committee retained the services of Meridian Compensation Partners LLC, an independent consulting firm, to provide compensation consulting services for fiscal 2014. The Compensation Discussion and Analysis section of this proxy statement describes our processes and procedures for the consideration and determination of executive compensation, including the role of the independent consultant in determining compensation.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee (i) has ever served as an officer or an employee of our company or any of our subsidiaries or (ii) has ever had any relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers serves as a member of the board of directors or compensation committee, or similar committee, of any other company that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee.

Technology Committee

The Technology Committee provides board-level oversight with regard to our technology and information security practices and serves as a liaison between our board of directors and management with regard to such matters. The Technology Committee reviews all of our key initiatives and practices relating to technology and information security, approves significant policies, monitors our compliance with regulatory requirements and industry standards and provides guidance with regard to strategic direction. The Technology Committee helps to ensure that the company’s strategic goals are aligned with and receive adequate support from our internal technology and information security providers. See “Corporate Governance—Board Oversight of Risk Management” on page 14 for additional information about the Technology Committee’s responsibilities.

Governance and Risk Oversight Committee

The Governance and Risk Oversight Committee’s primary responsibilities related to risk oversight are described below under “Corporate Governance—Board Oversight of Risk Management.” In addition to its risk oversight function, the Governance and Risk Oversight Committee is responsible for developing and recommending to the board of directors a set of corporate governance principles, evaluating and making recommendations regarding structure of the board and its committees and for identifying, discussing and proposing nominees (including incumbent directors) for open seats on the board of directors, based primarily on the criteria described under “Corporate Governance—Criteria for Board Membership” on page 12.

Board Oversight of Risk Management

Managing risk is an ongoing process inherent in all decisions made by management. Oversight of this process is one of the key functions of our board of directors, which regularly engages in discussion of the identification and management of our most significant risks. Our board of directors administers this oversight function primarily through the Governance and Risk Oversight Committee. Subject to oversight by the full board of directors, the Governance and Risk Oversight Committee is responsible for, among other things, overseeing the identification, assessment and management of the key risks we face, receiving recommendations from management, and determining our tolerance for these risks. The Governance and Risk Oversight Committee also directly oversees our enterprise risk management, or ERM, program to ensure appropriate risk identification, measurement and reporting.

The risk oversight responsibilities of the Governance and Risk Oversight Committee and the full board of directors are carried out with support from the Audit Committee, the Compensation Committee and the Technology Committee, each of which addresses risks specific to their respective areas of oversight outlined in their respective committee charters. In particular, subject to oversight by the full board of directors, the Audit Committee has the responsibility to consider and discuss our major financial and financial reporting risk exposures and the steps our management has taken or should take to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also assists the board of directors with overseeing our internal audit department, which has responsibility for providing an independent risk assessment and an assessment of the effectiveness of the risk mitigation activities developed by management. The Compensation Committee oversees the management of risks related to our executive compensation program, including a periodic review and risk assessment of our compensation policies and practices and the selection and monitoring of our compensation consultant. The Technology Committee is responsible for ensuring that we maintain adequate programs, policies and procedures to protect the security of our information. The full board of directors regularly receives reports from each of the committee chairs as well as senior management regarding its risk oversight function.

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Director Compensation

Our non-employee director compensation plan is designed to attract, retain and compensate highly-qualified independent directors by providing them with competitive compensation and an equity interest in our company to align their interests with those of our shareholders. We do not pay additional compensation to directors who are also our employees.

Our board amended our non-employee director compensation plan twice during fiscal 2014. Effective November 20, 2013, the date of our 2013 annual shareholder meeting, our board modified the plan to eliminate per-meeting fees in favor of increased cash retainers. All annual cash and stock retainers are payable in advance on the first business day after each annual meeting (prorated for partial periods for new directors). Specifically, all independent directors previously received $1,500 per regularly scheduled board meeting attended in person, except for the lead independent director who received $2,500 per board meeting attended in person. Independent directors who served on a committee received $1,500 per committee meeting attended in person, while the chairperson of such committee received $2,500. Independent directors received $1,000 per board and committee meeting attended telephonically.

Effective November 20, 2013, the annual cash and stock retainers were as follows:

Director	Basic Cash Retainer	Supplemental Cash Retainer	Annual Stock Retainer
Lead Independent Director	$85,000	$65,000	$175,000
Chair of Audit Committee	$85,000	$20,000	$140,000
Chair of Compensation Committee	$85,000	$15,000	$140,000
Chair of Other Committees	$85,000	$12,500	$140,000
All Other Independent Directors	$85,000	N/A	$140,000

In addition, in connection with the separation of the roles of Chief Executive Officer and Chairman of the Board, our board modified the plan, effective April 1, 2014, to contemplate an independent Chairman of the Board, rather than a lead independent director. Specifically, our board amended the plan to provide that if an independent director serves as Chairman of the Board (in which case no director would serve as lead independent director), the independent Chairman of the Board will receive an annual basic cash retainer of $85,000, an annual supplemental cash retainer of $90,000 and an annual stock retainer of $175,000.

The number of shares of our common stock granted as the annual stock retainer is based on the market price of our common stock on the grant date. As a result, Mr. Jacobs received 2,755 shares of common stock, and each of the other independent directors as of November 20, 2013 received 2,204 shares of common stock. The common stock was issued on November 21, 2013, the first business day following the 2013 annual meeting of shareholders.

Directors are also reimbursed for their out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

In addition, all of the independent directors are eligible to participate in our Non-Qualified Deferred Compensation Plan described under “Corporate Governance—Director Compensation—Non-Qualified Deferred Compensation Plan” below. However, in fiscal 2014, only Ms. Marshall participated, and she did not receive any interest on deferred compensation at an above-market rate of interest in fiscal 2014.

The following table summarizes the compensation of our independent directors during fiscal 2014. Mr. Bruno joined the board on June 1, 2014 and, therefore, did not receive any compensation during fiscal 2014.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Edwin H. Burba, Jr.(3)	$44,308	—	$44,308
Alex W. Hart	$98,541	$140,000	$238,541
William I Jacobs	$146,281	$175,000	$321,281
Raymond L. Killian(3)	$39,938	—	$39,938
Ruth Ann Marshall	$82,281	$140,000	$222,281
John M. Partridge(4)	$44,712	$140,000	$187,712
Alan M. Silberstein	$86,356	$140,000	$226,356
Michael W. Trapp	$98,781	$140,000	$238,781
Gerald J. Wilkins	$83,356	$140,000	$223,356

(1)	Represents basic and supplemental cash retainers and per-meeting fees earned during fiscal 2014. All annual cash retainers are payable in advance on the first business day after each annual meeting (prorated for partial periods for new directors).

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(2)	Represents stock awarded during fiscal 2014. The amounts shown in the Stock Awards column reflect aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The amount shown in this column is based on the share price of our common stock on the grant date.
(3)	General Burba and Mr. Killian retired from the board on November 20, 2013.
(4)	Mr. Partridge did not receive any per-meeting fees because he joined the board on November 20, 2013, after the elimination of per-meeting fees.

Outstanding Options

The following table reflects the outstanding options (vested and unvested) for each non-employee director as of May 31, 2014. The “spread” value contained in the third column is calculated by multiplying the number of options outstanding by the difference between the value of our common stock at the $68.56 closing price on May 30, 2014 and the exercise price of the option.

Non-employee Directors	Options Outstanding as of May 31, 2014 (vested and unvested)	Value as of May 31, 2014 (vested and unvested)
Alex W. Hart	29,894	$809,498
William I Jacobs	34,832	$1,032,004
Ruth Ann Marshall	25,124	$643,478
John M. Partridge	—	—
Alan M. Silberstein	29,894	$809,498
Michael W. Trapp	9,102	$218,658
Gerald J. Wilkins	19,352	$477,573

Non-Qualified Deferred Compensation Plan

The non-employee directors are eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan, which we refer to as the “deferred compensation plan.” Ms. Marshall is the only director who participated in the deferred compensation plan during fiscal 2014. Pursuant to the deferred compensation plan, non-employee directors are permitted to elect to defer up to 100% of their annual cash retainer and meeting fees. Participant accounts are credited with earnings based on the participant’s investment allocation among a menu of investment options selected by the deferred compensation plan administrator. Participants are 100% vested in the participant deferrals and related earnings. We do not make contributions to the deferred compensation plan and do not guarantee any return on participant account balances. Participants may allocate their plan accounts into sub-accounts that are payable upon separation from service or on designated specified dates. Except in the case of death or disability, participants may elect in advance to have their various account balances pay out in a single lump sum or in installments over a period of two to ten years. In the event a participant separates from service by reason of death or disability, the participant or his or her designated beneficiary will receive the undistributed portion of his or her account balances in a lump-sum payment. Subject to approval by the deferred compensation plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from an account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

Target Stock Ownership Guidelines

The Compensation Committee has implemented stock ownership guidelines for our directors in order to foster equity ownership and align the interests of our directors with our shareholders. Within three years of becoming a director, each director is expected to beneficially own a number of shares of our common stock at least equal in value to 300% of the director’s annual cash retainer.

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COMMON STOCK OWNERSHIP

Common Stock Ownership by Management

The following table sets forth information as of September 12, 2014 with respect to the beneficial ownership of our common stock by (i) each of our directors, (ii) each of our named executive officers, and (iii) the 17 persons, as a group, who were directors or executive officers of our company on September 12, 2014.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Shares Issuable Upon Exercise of Stock Options(3)	Total	Percentage of Class
Named Executive Officers:
Jeffrey S. Sloan	94,608	25,000	119,608	*
David E. Mangum	79,892	47,636	127,528	*
Morgan M. Schuessler	49,483	14,172	63,655	*
Guido F. Sacchi	17,745	—	17,745	*
G. Thomas Balas, Jr.	13,778	5,973	19,751	*
Paul R. Garcia(4)	126,246	14,622	140,868	*
Suellyn P. Tornay(5)	6,569	20,790	20,790	*
Independent Director and Director Nominees:
John G. Bruno	851	—	851	*
Alex W. Hart	25,387	29,894	55,281	*
William I Jacobs	31,565	34,832	66,397	*
Ruth Ann Marshall.	13,831	25,124	38,955	*
John M. Partridge	2,204	—	2,204	*
Alan M. Silberstein	20,371	29,894	50,265	*
Michael W. Trapp(6)	16,861	9,102	25,963	*
Gerald J. Wilkins	14,372	13,102	27,474	*
All directors and executive officers as a group(7)	449,125	248,048	697,173	1.03%

*	Less than one percent.
(1)	The address of each of the directors and officers listed is c/o Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328.
(2)	Includes the number of shares of common stock the person “beneficially owns,” as determined by SEC rules, other than shares issuable upon the exercise of options that are currently vested or that will vest within 60 days of September 12, 2014. Unless otherwise indicated, each person listed in the table possesses sole voting and investment power with respect to the common shares reported in this column to be owned by such person.
(3)	Includes the number of shares that the person had a right to acquire as of, or within 60 days after, September 12, 2014 through the exercise of stock options.
(4)	As required by SEC rules, Mr. Garcia is included in this table because he is identified in this proxy statement as a named executive officer, even though he was not an executive officer on September 12, 2014.
(5)	As required by SEC rules, Ms. Tornay is included in this table because she is identified in this proxy statement as a named executive officer, even though she was not an executive officer on September 12, 2014.
(6)	Includes 8,677 shares owned by a revocable trust for which Mr. Trapp and his spouse serve as co-trustees.
(7)	Includes all 17 individuals who were directors or executive officers on September 12, 2014, as required by SEC rules. As a result, the securities owned by Mr. Garcia and Ms. Tornay are excluded from the group total because, though they are required to be identified as named executive officers in this proxy statement and included individually in this table, they were not executive officers on September 12, 2014.

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Common Stock Ownership by Non-Management Shareholders

The following table sets forth information with respect to the only persons who are known by us to be the beneficial owners of more than 5% of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares(1)
FMR LLC(2)	6,438,592	9.52%
Blackrock, Inc.(3)	4,391,895	6.49%
T. Rowe Price Associates, Inc.(4)	4,116,172	6.09%
The Vanguard Group(5)	4,114,294	6.08%

(1)	Percentages calculated based on number of shares outstanding as of September 12, 2014.
(2)	This information is contained in a Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2014. FMR LLC reports sole dispositive power of all shares listed above and sole voting power for 479,858 of the shares listed above. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)	This information is contained in a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 29, 2014. Blackrock, Inc. reported sole dispositive power of all shares listed above and sole voting power for 4,102,972 of the shares listed above. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.
(4)	This information is contained in a Schedule 13G/A filed by T. Rowe Price Associates, Inc., or Price Associates, with the SEC on February 11, 2014. Price Associates reported sole dispositive power for all of the shares shown and sole voting power for 1,014,900 shares. These securities are owned by various individual and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is100 E. Pratt Street, Baltimore, Maryland 21202.
(5)	This information is contained in a Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2014. The Vanguard Group reported sole dispositive power for 4,071,379 shares, shared dispositive power for 42,915 shares, and sole voting power for 48,515 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

18 – GLOBAL PAYMENTS INC. | 2014 Proxy Statement

BIOGRAPHICAL INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Biographical and other information about each of our current executive officers is set forth below, except for Mr. Sloan, our Chief Executive Officer, whose biographical information is provided above under “Proposal One: Election of Directors—Nominees for Election as Directors” beginning on page 7. Our executive officers serve at the pleasure of our board of directors.

Name	Age	Current Position	Position with Global Payments and Other Principal Business Affiliations

David E. Mangum	48	President and Chief Operating Officer	President and Chief Operating Officer (since June 2014); Senior Executive Vice President and Chief Financial Officer of the Company (August 2011 – June 2014); Executive Vice President and Chief Financial Officer of the Company (2008 – August 2011); Executive Vice President, Fiserv Corp., a financial services technology provider which acquired CheckFree Corporation in 2007 (2007 – April 2008 as an employee and then as a consultant until August 2008) leading the integration of the CheckFree acquisition; Executive Vice President and Chief Financial Officer, CheckFree Corporation (2000 – 2007); Senior Vice President, Finance and Accounting of CheckFree Corporation (1999 – 2000).

Cameron M. Bready	42	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer (since June 2014); Executive Vice President and Chief Financial Officer, ITC Holdings Corp., or ITC, a publicly-traded independent electric transmission company (January 2011 – June 2014); Senior Vice President and Chief Financial Officer, ITC (April 2009 – January 2011); Treasurer, ITC (April 2009 – February 2012).

Morgan M. Schuessler	44	President – International	President – International (since August 2012); Executive Vice President and Chief Administrative Officer of the Company (2008 – 2012); Executive Vice President, Human Resources and Corporate Communications of the Company (2007 – 2008); Senior Vice President, Human Resources and Corporate Communications of the Company (2006 – 2007); Senior Vice President, Marketing and Corporate Communications of the Company (2005 – 2006); Vice President, Marketing and Corporate Communications of the Company (2005); Vice President, Global Purchasing Solutions of American Express Company (2002 – 2005).

Dr. Guido F. Sacchi	50	Executive Vice President and Chief Information Officer	Executive Vice President and Chief Information Officer (since August 2013); Chief Information Officer of the Company (June 2011 – August 2013); Managing Director, Digital Commerce, Slalom, LLC d/b/a Slalom Consulting, a consulting firm (April 2010 – May 2011); Chief Executive Officer, Moneta Corp., a consumer online payments company (2008 – March 2010).

G. Thomas Balas, Jr.	47	Executive Vice President and Chief Human Resources Officer	Executive Vice President and Chief Human Resources Officer (since August 2013); Senior Vice President and Chief Human Resources Officer of the Company (August 2012 – August 2013); Senior Vice President, Human Resources of the Company (November 2009 – August 2012); Vice President, Organizational Development and Human Resources Operations of the Company (January 2009 – November 2009).

Jane M. Elliott	48	Executive Vice President and Chief of Staff	Executive Vice President and Chief of Staff (since November 2013); Senior Vice President, Strategic Planning and Investor Relations of the Company (April 2010 – December 2013); Vice President, Investor Relations of the Company (2003 – April 2010).

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 19

Name	Age	Current Position	Position with Global Payments and Other Principal Business Affiliations

David L. Green	47	Executive Vice President, General Counsel and Corporate Secretary	Executive Vice President, General Counsel and Corporate Secretary (since November 2013); Senior Vice President and Division General Counsel of the Company (November 2011 – November 2013); Vice President and Division General Counsel of the Company (2007 – November 2011).

Daniel C. O’Keefe	48	Senior Vice President and Chief Accounting Officer	Senior Vice President and Chief Accounting Officer (since August 2008); Vice President, Accounting Policy of the Company (April 2008 – August 2008); Vice President and Chief Accounting Officer of Ocwen Financial Corporation, a publicly-traded loan servicing company (2006 – 2008); Vice President, Business Management of RBS Lynk, payment processing company and predecessor company to WorldPay (2005 –2006); Assistant Controller, External Reporting of Beazer Homes USA, Inc., a publicly-traded homebuilding company (2002 – 2005).

There are no arrangements or understandings between any of our executive officers and any other person pursuant to which any of them was appointed an officer, other than arrangements or understandings with our officers acting solely in their capacities as such.

20 – GLOBAL PAYMENTS INC. | 2014 Proxy Statement

PROPOSAL TWO:

ADVISORY VOTE TO APPROVE THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, our board of directors is asking shareholders to approve an advisory resolution on executive compensation. The advisory vote is a non-binding vote to approve the compensation of our named executive officers. The vote, which is known as a “say-on-pay” vote, is intended to give our shareholders the opportunity to express their views on our named executive officers’ compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The text of the resolution is as follows:

Resolved, that the Company’s shareholders APPROVE, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the summary compensation table and related compensation tables and narrative discussion.

We urge you to read the Compensation Discussion and Analysis in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. You should also read the summary compensation table and other related compensation tables and narrative disclosure which provide additional details about the compensation of our named executive officers in fiscal 2014. We have designed our compensation and benefits program and philosophy to attract, retain and motivate talented, qualified and committed executive officers who share our philosophy and desire to work toward our goals. We believe that for fiscal 2014, our executive compensation program aligned individual compensation with the short-term and long-term performance of our company in ways such as the following:

•	Pay opportunities were appropriate to the size of our company when compared to peer companies.

•	The pay program was heavily performance-based using multiple measures that are described in this proxy statement.

•	Long-term incentives were linked to shareholder value through performance units and TSR units that change in value as share price fluctuates.

•	Perquisites are a minor part of our compensation program.

•	Excise tax gross-ups are no longer provided to any of our executive officers.

•	Executives are subject to stock ownership requirements.

•	Our insider trading policy prohibits directors and employees from engaging in any transaction in which they profit if the value of our common stock falls.

•	We have adopted a clawback policy, pursuant to which we may recoup the value of any annual or long-term incentive awards provided to any executive officers in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement.

•	Change-in-control severance provisions in employment agreements are double trigger, meaning that in order for the executive to receive any benefits, there must be a change-in-control transaction as well as a termination of employment without cause or resignation for good reason within 24 months after the change in control.

•	The Compensation Committee engages an independent compensation consultant.

•	We did not backdate or re-price any stock options.

The vote regarding the compensation of our named executive officers described in this Proposal No. 2 is advisory, and therefore, is not binding on us or our board. Although non-binding, our board values the opinions that shareholders express in their votes and will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs as it deems appropriate. Our board of directors has adopted a policy providing for an annual say-on-pay vote. Unless our board of directors modifies this policy, the next say-on-pay vote will be held at our 2015 annual shareholder meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 21

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary of Fiscal 2014

As highlighted in our Management Discussion and Analysis contained in our Annual Report on Form 10-K for fiscal 2014, we experienced strong business and financial performance around the world during fiscal 2014. Highlights include the following:

•	Revenue grew 8% from the prior year to $2.6 billion.

•	Our share price increased approximately 43%, more than double that of the S&P 500 index.

•	We returned over $450 million to our shareholders through share repurchases and dividends.

•	We made a key strategic $420 million acquisition.

•	We successfully transitioned to a new Chief Executive Officer, Jeffrey S. Sloan, with the retirement of our former Chairman and Chief Executive Officer, Paul R. Garcia.

Our executive compensation programs are aligned with short- and long-term company performance and include best practices designed to reflect sound corporate governance. The program that we refer to as the “annual performance plan” incents and rewards our executives for achievement of short-term goals aligned with our fiscal year operating plan. In addition, the program that we refer to as the “long-term incentive plan” incents and rewards our executives for achievement of long-term goals measured over a multi-year period. Awards under our long-term incentive plan include two types of performance-based restricted stock units, or RSUs, which we refer to as “performance units” and “TSR units:” Performance units are earned based on multiple financial measures, and TSR units are earned based on our future three-year total shareholder return (TSR) compared to the constituent companies in the S&P 500.

Our short- and long-term incentive programs are 100% performance-based and our long-term incentives are 100% stock-based, so that the value of the shares earned fluctuates with our share price during the performance and vesting periods. Executives are also subject to stock ownership guidelines, and the shares they are required to hold under that program also fluctuate with our share price.

These performance-based plans support our strategy of facilitating the adoption of, and transition to, card and electronic-based payments by expanding market share in our existing markets through our distribution channels and entry to new markets around the world.

Highlights of our fiscal 2014 compensation include the following:

•	In aggregate for fiscal 2014, our named executive officers (identified below), other than Mr. Garcia and Ms. Tornay, earned 125.0% of their respective targets under the annual performance plan. These payouts were a result of achieving specific adjusted revenue, adjusted cash earnings per share, or EPS, and individual goals set for fiscal 2014. These performance goals are discussed below under “Compensation Discussion and Analysis—Short-Term Incentive Plan” beginning on page 25.

•	In aggregate, our named executive officers earned 118.4% of their respective targets for our long-term incentive plan in connection with the performance units. The payouts were a result of achieving specific adjusted revenue, adjusted cash EPS and adjusted operating margin goals set for fiscal 2014, with time-based vesting over an additional three-year period. The value of the restricted share award made in connection with the payout changes as our share price changes, thereby aligning executive and shareholder interests. These performance goals are described below under “Compensation Discussion and Analysis—Long-Term Incentive Program—Performance Units” beginning on page 29.

•	In aggregate, our named executive officers who held TSR shares granted with respect to the performance period commencing with the fiscal year ended May 31, 2012, or fiscal 2012, earned 45.0% of their respective targets. The payouts were a result of achieving relative TSR positions as determined over the last four quarters of the performance cycle.

We evaluate our plans every year against various sets of market data to align our pay practices with performance. In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions.

Following this section is a series of tables containing specific information about the compensation earned or paid in fiscal 2014 to our “named executive officers,” or “NEOs,” for the purposes of this proxy statement. In accordance with SEC rules, two individuals (Mr. Garcia and Ms. Tornay) are named executive officers for purposes of describing our compensation during fiscal 2014, even though these individuals are no longer executive officers of our company. In addition, our current principal financial officer (Mr. Bready) is not a named executive officer because he joined our company after fiscal 2014.

22 – GLOBAL PAYMENTS INC. | 2014 Proxy Statement

Our named executive officers include the following individuals:

•	Jeffrey S. Sloan, Chief Executive Officer

•	David E. Mangum, President and Chief Operating Officer (former Senior Executive Vice President and Chief Financial Officer)

•	Morgan M. Schuessler, President—International

•	Guido F. Sacchi, Executive Vice President and Chief Information Officer

•	G. Thomas Balas, Jr., Executive Vice President and Chief Human Resources Officer

•	Paul R. Garcia, Former Chairman and Chief Executive Officer

•	Suellyn P. Tornay, Former Executive Vice President, General Counsel and Corporate Secretary

During fiscal 2014 and the beginning of fiscal 2015, we experienced several significant management changes: Mr. Garcia retired as Chief Executive Officer on October 1, 2013, succeeded by Mr. Sloan. Mr. Mangum, who served as Senior Executive Vice President and Chief Financial Officer during fiscal 2014, was promoted to President and Chief Operating Officer, effective June 30, 2014. Mr. Schuessler was expatriated to Hong Kong to serve as President—International, and Dr. Sacchi was promoted to Executive Vice President and Chief Information Officer. Pursuant to a mutually agreed upon transition and separation agreement entered into on December 12, 2013, Ms. Tornay separated from the company on May 30, 2014. Ms. Tornay was succeeded by Mr. Green. See “Biographical Information About Our Executive Officers” on page 19 for additional information about our current executive officers.

The discussion below explains the detailed information provided in the tables contained in this section and places that information within the context of our overall compensation program.

Objectives of Compensation Policies

We design our compensation program with a view to retaining and attracting executive leadership of a caliber and level of experience necessary to manage our complex, growth-oriented and global businesses. Our objective is to have a compensation program that will allow us to:

•	support the financial and business objectives of our organization;

•	attract, motivate and retain highly qualified executives;

•	create an environment where performance is expected and rewarded;

•	deliver an externally competitive total compensation structure; and

•	align the interests of our executives with our shareholders.

In order to do this effectively, we believe our program must:

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions;

•	provide variable, at-risk incentive award opportunities that are only payable if specific goals are achieved;

•	provide significant upside opportunities for better-than-expected performance; and

•	align our executives’ interests with those of our shareholders by making stock-based incentives a core element of our executives’ compensation.

Role of the Independent Compensation Consultant

The Compensation Committee retained Meridian Compensation Partners, LLC, or Meridian, an independent compensation consultant, during fiscal year 2014 and assessed Meridian’s independence and whether its work raised any conflict of interest, taking into consideration the independence factors set forth in applicable SEC and NYSE rules. The consultant took guidance from and reported directly to the Compensation Committee. The consultant advised the Compensation Committee on current and future trends and issues in executive compensation and on the competitiveness of the compensation structure and levels of our executives, including our named executive officers. At the request of the Compensation Committee and to provide context for the Compensation Committee’s compensation decisions made for fiscal 2014, the consultant performed the following services for the Compensation Committee in fiscal 2013:

•	Conducted a market review and analysis for our named executive officers to determine whether their total targeted compensation opportunities were competitive with positions of a similar scope in similarly sized companies in similar industries;

•	Conducted pay and performance relationship analyses to evaluate the correlation of prior year performance of our company and pay levels to those of the peer group companies;

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 23

•	Prepared tally sheets on our named executive officers to allow the Compensation Committee to review the total wealth accumulated during each executive’s tenure with our company and to assess its reasonableness, and to show the impact on our company of a termination of employment; and

•	Attended Compensation Committee meetings to discuss these items with the committee in fiscal 2014.

The same individual consultant was retained throughout the year. All services performed for us by Meridian during fiscal 2014 were related to executive or director compensation.

The tally sheets referred to above allowed the Compensation Committee to assess the impact of compensation decisions over time. The Compensation Committee did not deem any changes to be necessary to the compensation program as the result of its review of the information contained in such tally sheets.

Market Data

We consider the compensation levels, programs and practices of selected other companies to assist us in setting our executive compensation to ensure that it remains competitive. For fiscal 2014, the Compensation Committee requested that the compensation consultant review the peer group and suggest revisions because our revenues had grown to substantially exceed the median of our peers. The Compensation Committee reviewed and discussed the analysis and approved the following peer group for use in fiscal 2014. The companies were chosen because each one is in the transaction processing or data services business and is publicly traded, and because at the time the peer group was constructed, our revenues fell near the median of the group as a whole. Additionally, we compete for talent with these peer companies.

•   Acxiom Corporation

•   Alliance Data Systems Corporation

•   Broadridge Financial Solutions, Inc.

•   DST Systems, Inc.

•   The Dun & Bradstreet Corporation

•   Equifax Inc.

•   Euronet Worldwide, Inc.

•   Fidelity National Information Services, Inc.

•   Fiserv, Inc.

• Jack Henry & Associates, Inc. • Heartland Payment Systems, Inc. • Mastercard Inc. • Paychex, Inc. • Total System Services, Inc. • Vantiv, Inc. • Verifone Systems, Inc. • The Western Union Company

The group of peer companies reflects several changes from fiscal 2013, including (i) the addition of DST Systems, Inc., The Dun & Bradstreet Corporation, Fiserv, Inc., Jack Henry & Associates Inc., Mastercard Inc., Vantiv, Inc., Verifone Systems, Inc. and The Western Union Company, and (ii) the removal of Convergys Corporation, CSG Systems International, Fair Isaac Corporation, Global Cash Access Holdings and Moneygram International.

Before the Compensation Committee met in executive session to set fiscal 2014 compensation, Meridian collected and analyzed comprehensive market data for its use. Meridian presented market figures representing the size-adjusted median of the market for base salary, target short-term incentive opportunity and long-term incentive opportunity. Meridian used peer group proxy data as the primary data source and supplemented it as necessary with general industry information from an executive compensation database maintained by Aon Hewitt. The Compensation Committee reviewed the data for each of our named executive officers for the different elements of compensation and made individual compensation decisions, taking into consideration factors such as performance, retention, internal equity, individual development and succession planning. As a result, some actual pay opportunities for our executives are higher than the size-adjusted market median and some are lower.

How Decisions Are Made and the Role of Executive Officers

At the beginning of fiscal 2014, our former Chief Executive Officer (Paul R. Garcia), with the assistance of our human resources department, developed compensation recommendations for the executive officers who reported directly to him (including our named executive officers) based on market data supplied by Meridian, our company’s performance relative to goals approved by the Compensation Committee, individual performance versus personal objectives and other individual contributions to our performance. The Compensation Committee reviewed and approved all compensation elements for our named executive officers and set the compensation of the Chief Executive Officer after reviewing market information provided by Meridian. In conjunction with his promotion to President and Chief Executive Officer on October 1, 2013, the Compensation Committee increased Mr. Sloan’s compensation for the remainder of fiscal 2014. The Compensation Committee decided on all aspects of Mr. Garcia’s and Mr. Sloan’s compensation as Chief Executive Officer, and neither Mr. Garcia nor Mr. Sloan participated in the determination of their own compensation.

24 – GLOBAL PAYMENTS INC. | 2014 Proxy Statement

Shareholder Say-on-Pay Vote for Fiscal 2013 and Compensation Actions Taken

At last year’s annual meeting of shareholders, approximately 96% of the votes cast were cast in support of the compensation of our named executive officers. The Compensation Committee viewed the results of this vote as significant support for our executive compensation program and, accordingly, no changes to our fiscal 2014 program were made specifically as a result of this vote. The Compensation Committee will continue to monitor best practices, future advisory votes on executive compensation and other shareholder feedback to guide it in evaluating our executive compensation program. The Compensation Committee invites our shareholders to communicate any concerns or opinions on executive pay directly to the board of directors. Please refer to “Corporate Governance—Board Leadership” on page 11 for information about communicating with the board of directors.

Overview of Executive Compensation Program Elements

Our compensation program for our executives is comprised of the following components:

•	base salary;

•	short-term incentives;

•	long-term incentives; and

•	other benefits, including limited perquisites and a nonqualified deferred compensation plan.

To provide flexibility in using the different elements of compensation from year to year, the Compensation Committee’s policy with regard to the allocation of the major elements of compensation, including base salary, short-term incentives and long-term incentives is to approximate the mix of pay inherent in the size-adjusted median market data provided by Meridian. The following executive pay at target levels was set by the Compensation Committee for fiscal year 2014:

Name	Base salary	Target Cash Incentive	Target Performance Units	Target TSR Units
Jeffrey S. Sloan	$739,333	$872,667	44,899	29,933
David E. Mangum	$530,000	$450,500	16,606	11,071
Morgan M. Schuessler	$425,000	$318,750	10,917	7,278
Guido F. Sacchi	$350,200	$175,100	6,498	4,332
G. Thomas Balas, Jr.	$315,000	$157,500	6,498	4,332
Paul R. Garcia	$1,000,000	$1,500,000	57,758	38,506
Suellyn P. Tornay	$387,000	$232,200	8,664	5,776

Mr. Sloan’s fiscal year 2014 base salary and target cash incentive are prorated to reflect his promotion from President to President and Chief Executive Officer, effective October 1, 2013. His performance unit total is inclusive of his normal annual grant and a promotional grant made at the time of his promotion.

Base Salary

Base salary provides our executive officers with a level of compensation consistent with their skills, responsibilities, experience and performance in relation to comparable positions in the marketplace. Base salary is the one fixed component of our executives’ compensation. The Compensation Committee reviews the base salaries of our executive officers annually. As part of his promotion to President and Chief Executive Officer on October 1, 2013, the Compensation Committee increased Mr. Sloan’s base salary by 29% to $800,000 from $618,000. Of the remaining named executive officers, only Dr. Sacchi and Mr. Balas received increases compared to fiscal 2013. Specifically, after an evaluation by the Compensation Committee of the factors described above under “Compensation Discussion and Analysis—Market Data” on page 24, Dr. Sacchi received a 3% increase to $350,200 from $340,000, and Mr.  Balas received a 5% increase to $315,000 from $300,000.

Short-Term Incentive Plan

We provide our named executive officers with short-term incentive opportunities to motivate and reward them for the achievement of our defined business goals and objectives and to reward individual performance.

Annual Performance Plan

Our annual performance plan provides an opportunity for executives to earn variable at-risk cash compensation. Our annual performance plan is a subplan of our 2011 Incentive Plan and is designed to allow annual incentive awards that are fully deductible under Section 162(m) of the Internal Revenue Code, or the Code. Under this plan, the threshold performance goal for each plan year is that we achieve positive operating income, as reflected in our consolidated statements of income and filed with our Annual Report on Form 10-K for such fiscal year. We refer to this performance goal as “threshold operating income performance.” In any year in which

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 25

threshold operating income performance is achieved, the plan establishes an individual award limit for each participant which will be that person’s award unless the Compensation Committee uses negative discretion (as it has historically done) to pay a lesser amount. To guide it in exercising such discretion, the Compensation Committee establishes intermediate performance metrics and their respective weightings, and intermediate award opportunity ranges, as it deems appropriate to encourage and reward particular areas of performance.

In fiscal 2014, the Compensation Committee approved the target award opportunities for each of our named executive officers, expressed as a percentage of base salary. Based on the review of the market data, the Compensation Committee set the target bonus opportunities for fiscal year 2014 as follows:

	Target Award Opportunity	% of Base Salary
Jeffrey S. Sloan(1)	$872,667	118%
David E. Mangum	$450,500	85%
Morgan M. Schuessler	$318,750	75%
Guido F. Sacchi	$175,100	50%
G. Thomas Balas, Jr.	$157,500	50%
Paul R. Garcia	$1,500,000	150%
Suellyn P. Tornay	$232,200	60%

(1)	In connection with his promotion to President and Chief Executive Officer, which became effective October 1, 2013, the Compensation Committee increased Mr. Sloan’s bonus opportunity from 100% of his base salary that was in effect prior to October 1, 2013 to 125% of his base salary effective October 1, 2013. After adjusting for the proration of Mr. Sloan’s bonus for fiscal 2014, his total award opportunity is $872,667, or 118% of his prorated base salary.

Also in fiscal 2014, the Compensation Committee approved the three weighted performance metrics under the annual performance plan. There were two company objectives—adjusted cash EPS and adjusted revenue—and a set of individual objectives that varied from person to person. The rationale for using each component in the plan is outlined in the following table:

Metric	Definition	Rationale for Use
Adjusted Cash EPS	GAAP diluted earnings per share, excluding the impact of restructuring, acquisition-related intangible amortization expense, foreign exchange and other non-recurring charges.	Adjusted cash EPS most closely aligns the performance of executives to the interests of shareholders, given that it is a primary metric we use to evaluate new business opportunities as well as the performance of existing operations.

Adjusted Revenue	GAAP revenue, excluding the impact of foreign currency exchange.	Adjusted revenue demonstrates our performance in further penetrating our global footprint and executing against our market opportunities.

Individual Objectives	Objectives differ by executive.	Individual objectives promote accountability for personal performance regarding areas under the executive’s responsibility.

The three parts of the annual performance plan were calculated separately. The target opportunity was allocated among the three elements based upon the table below.

Name	Adjusted Cash EPS	Adjusted Revenue	Individual Objectives
Paul R. Garcia	50%	30%	20%
All other NEOs	40%	30%	30%

The range of possible payouts for each performance measure varied by person, by measure, and in total is shown in the tables below. Each executive could earn up to 100% of the individual objectives component. For each of the corporate components, Mr. Garcia could earn up to 225%, Messrs. Sloan and Mangum could earn up to approximately 215%, and Mr. Schuessler, Dr. Sacchi, Mr. Balas and Ms. Tornay could earn up to 200%. Once calculated, all cash incentive payments (also referred to as bonus payments) are totaled and then rounded to the nearest dollar.

26 – GLOBAL PAYMENTS INC. | 2014 Proxy Statement

Messrs. Sloan and Mangum
Degree of Performance Attainment	Adjusted Cash EPS Weighted 40%	Adjusted Revenue Weighted 30%	Individual Objectives Weighted 30%	Total Opportunity
Maximum	215%	215%	100%	180%
Target	100%	100%	100%	100%
Threshold	50%	50%	0%	35%
Below Threshold	0%	0%	0%	0%

Mr. Schuessler, Dr. Sacchi, Mr. Balas and Ms. Tornay
Degree of Performance Attainment	Adjusted Cash EPS Weighted 40%	Adjusted Revenue Weighted 30%	Individual Objectives Weighted 30%	Total Opportunity
Maximum	200%	200%	100%	170%
Target	100%	100%	100%	100%
Threshold	50%	50%	0%	35%
Below Threshold	0%	0%	0%	0%

Paul R. Garcia
Degree of Performance Attainment	Adjusted Cash EPS Weighted 50%	Adjusted Revenue Weighted 30%	Individual Objectives Weighted 20%	Total Opportunity
Maximum	225%	225%	100%	200%
Target	100%	100%	100%	100%
Threshold	50%	50%	0%	40%
Below Threshold	0%	0%	0%	0%

For example, an executive eligible for the plan described in the second table above with a base salary of $200,000 per year and a target bonus of 50% of his base salary would have a target bonus of $100,000. Based upon the relative weighting set forth in the table, the target bonus would be apportioned $40,000 for adjusted cash EPS results (40%), $30,000 for adjusted revenue results (30%) and $30,000 for individual objectives (30%). The executive’s target adjusted cash EPS cash incentive was $40,000, so he could earn from zero to 200% (or from $0 to $80,000) for this portion of the bonus. The executive’s target adjusted revenue bonus was $30,000, so he could earn from zero to 200% (or from $0 to $60,000) for this portion of the bonus. Finally, the executive’s target bonus for individual goals was $30,000, so he could earn from zero to 100% (or from $0 to $30,000) for performance against individual goals. The total payout opportunity in this example is from 0% to 170% (or from $0 to $170,000).

Adjusted Cash EPS Payout. The following table contains the range of adjusted cash EPS goals for fiscal 2014 and the applicable payout percentages. The adjusted cash EPS goal excludes the impact of restructuring, acquisition-related intangible amortization expense, foreign exchange, and other non-recurring charges and includes our acquisition of Payment Processing, Inc., which we refer to as “PayPros.”

	Percentage of Bonus Opportunity Apportioned to Adjusted Cash EPS
Degree of Performance Attainment	Adjusted Cash EPS		Garcia	Sloan and Mangum	All Other NEOs
Maximum		$4.24	225%	215%	200%
Target		$4.00	100%	100%	100%
Threshold		$3.76	50%	50%	50%
Below Threshold	$	<3.76	0%	0%	0%

The metric at target was established at a level that reflected growth over fiscal 2013 results. Factoring in the adjustments described above, adjusted cash EPS for fiscal year 2014 was $4.15. Using straight-line interpolation, the payout was between 162.4% and 171.5% of the target amount of the bonus apportioned to adjusted cash EPS results for all named executive officers.

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 27

Adjusted Revenue Payout. The following table contains the range of adjusted revenue goals for fiscal 2014 and the applicable payout percentages. The adjusted revenue goal excludes the impact of foreign currency exchange.

	Percentage of Bonus Opportunity Apportioned to Adjusted Revenue
Degree of Performance Attainment	Adjusted Revenue (millions)		Garcia	Sloan and Mangum	All Other NEOs
Maximum		$2,707	225%	215%	200%
Target		$2,578	100%	100%	100%
Threshold		$2,449	50%	50%	50%
Below Threshold	$	<2,449	0%	0%	0%

The metric at target was established at a level that reflected growth over fiscal year 2013 results. Factoring in the adjustments described above, adjusted revenue for fiscal year 2014 was $2,559 million. Using straight-line interpolation, the payout was approximately 93% of the target amount apportioned to adjusted revenue results for all named executive officers.

Payout Based upon Individual Performance Objectives. The third component of the bonus payout was based upon individual performance objectives. Each of the executives could earn from zero to 100% of the payout amount allocated to individual performance. Individual performance objectives are established annually in writing. The Compensation Committee sets the individual performance objectives for the Chief Executive Officer, and the Chief Executive Officer approves the individual objectives for the other named executive officers. For fiscal 2014, each executive had two or three individual objectives. Each of the executive’s objectives was given a weighting that determined the portion of the individual performance bonus opportunity that was allocated to that objective. For example, more important objectives may comprise 25% of an executive’s opportunity while less important objectives may comprise 10%. Collectively, all the executive’s objectives totaled 100% of his performance bonus opportunity.

At the end of the fiscal year, Mr. Sloan reviewed the performance of each named executive officer (other than himself, Mr. Garcia and Ms. Tornay) against his objectives, and determined to what extent each objective was achieved. The percentage achievement was used to determine the payment related to each objective. The Compensation Committee approved the final payments. The Compensation Committee reviewed Mr. Sloan’s performance against his objectives and determined the amount payable.

The table below highlights the material individual objectives, achievement levels and payout amount for each named executive officer for fiscal 2014.

Name	Highlights of Individual Objectives
Jeffrey S. Sloan	Ensure smooth transition of leadership as measured in part by customer and employee engagement and/or attrition; effectively position the company externally, oversee appropriate acquisition initiatives.

David E. Mangum	Effectively manage capital availability and ensure effective oversight of enterprise risks.

Morgan M. Schuessler	Develop and execute market and cross-regional expansion strategies and grow international e-commerce business.

Guido F. Sacchi	Ensure availability of critical systems and deliver specific projects in support of specific business objectives.

G. Thomas Balas, Jr.	Effectively manage executive and leadership succession plan and employee engagement initiatives including health and wellness programs.

Based on individual performance, the payouts for this component ranged from 95% to 100% of target for all named executive officers listed above. Pursuant to Mr. Garcia’s key position agreement and Ms. Tornay’s transition and separation agreement, Mr. Garcia and Ms. Tornay received their target payout for individual objectives for fiscal 2014.

Summary of the Annual Performance Plan. The following table summarizes the final annual performance incentive plan payouts for each named executive officer based on fiscal 2014 performance:

Name	Adjusted Cash EPS	Adjusted Revenue	Individual Objectives	Total Payout	Percentage Of Target Payout
Jeffrey S. Sloan	$598,592	$242,998	$261,800	$1,103,390	126%
David E. Mangum	$309,013	$125,444	$135,150	$569,607	126%
Morgan M. Schuessler	$207,099	$88,757	$90,844	$386,701	121%
Guido F. Sacchi	$113,767	$48,757	$49,904	$212,428	121%
G. Thomas Balas, Jr.	$102,331	$43,857	$47,250	$193,438	123%

28 – GLOBAL PAYMENTS INC. | 2014 Proxy Statement

Pursuant to Mr. Garcia’s key position agreement and Ms. Tornay’s transition and separation agreement, the Compensation Committee awarded Mr. Garcia and Ms. Tornay their target bonus amounts of $1,500,000 and $232,200, respectively, for fiscal 2014. For additional information, see “Compensation of Named Executive Officers—Potential Payments Upon Termination, Retirement or Change in Control” on page 44.

Discretionary Bonus Awards

The Compensation Committee, in its discretion, may from time to time approve awards for achieving certain accomplishments in addition to an executive’s individual objectives. For fiscal 2014, the Compensation Committee exercised its discretion to award Mr. Sloan, Mr. Mangum and Mr. Schuessler $350,000, $315,000 and $200,000, respectively, in recognition of their significant contributions to our fiscal 2014 overall performance, including our leadership transitions and acquisition of PayPros.

Long-Term Incentive Program

Each year, we grant long-term incentive awards, which we refer to as LTIs, to executives and other key employees throughout the company. All LTI grants are made pursuant to our 2011 Incentive Plan, which was approved by our shareholders. All grants of LTIs to our named executive officers were approved by the Compensation Committee and based on target values consistent with the executives’ skills, responsibilities, experience and performance in relation to comparable positions in the marketplace. LTIs align the executives’ interests with those of the shareholders by linking their compensation to our share price. The LTI grants for our named executive officers represent pay opportunity for performance at target of $3,650,000 for Mr. Sloan (inclusive of promotion grant on October 1, 2013), $1,277,778 for Mr. Mangum, $840,000 for Mr. Schuessler, $500,000 for Dr. Sacchi, $500,000 for Mr. Balas, $4,444,444 for Mr. Garcia, and $666,667 for Ms. Tornay. Figures in the tables under “Compensation of Named Executive Officers” beginning on page 36 may be slightly different as they reflect specific accounting methodologies required for table reporting as described therein.

In fiscal 2014, 100% of the LTIs granted to the executives were in the form of performance-based restricted stock units, with 60% of the LTI value allocated to performance units (expressed at target) based on financial targets and 40% allocated to TSR units (expressed at target) based on total shareholder return relative to the companies making up the S&P 500. The Compensation Committee implemented long-term incentive program utilizing two different types of LTI awards in order to incent and reward executives to enhance certain operational metrics (performance units) as well as to align executive compensation with shareholder return (TSR units). In determining the use of these plans and the allocation, the Compensation Committee took into account competitive market practices of peer group companies, its belief that a blend of equity awards provides both an incentive and retention effect, and its belief that the utilization of various LTI awards mitigates compensation risks that may be associated with the use of a single LTI vehicle. The decision to allocate a greater portion of the long-term incentive program to performance units (60%) than TSR units (40%) was made by the Compensation Committee in its discretion, with the support of its independent compensation consultant.

In order to determine the number of performance units and TSR units to grant, we established a per-share value equal to 100% of the fair market value of a share of our common stock on the grant date ($46.17 and $50.70 for annual grant and Mr. Sloan’s promotion grant, respectively). We then divided the dollar amount of the LTI grant by the per-share value to determine the number of performance units and TSR units that would be granted at the target level. Any fractional shares were rounded up to the nearest whole share.

Performance Units

The amount of performance units awarded to each named executive officer at target is allocated equally among three criteria: adjusted cash EPS, adjusted revenue and adjusted operating margin results. Performance units are earned over a one-year performance period. Upon certification by the Compensation Committee of the performance results, performance units are converted into restricted shares of our common stock which vest over a three-year period. Of the resulting restricted shares, 25% vest upon certification of the performance results, and the remaining 75% vest in equal installments on each of the first three anniversaries of the conversion date.

By design, the long-term incentive plan is distinguished from the short-term incentive plan to ensure that our executives are focused on the long-term objectives of our shareholders. The five principal design differences are:

•	Adjusted operating margin, which is used only in the long-term incentive plan, is a key component of long-term shareholder value creation and is a driver of share price performance.

•	Unlike the short-term incentive plan, the LTI plan does not include individual objectives, in order to focus the executives on the overall performance of our company.

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 29

•	Awards earned via the long-term incentive plan are paid in time-based restricted shares, 25% of which vest immediately upon certification of performance results and 75% of which vest over an additional three-year period, supporting a long-term outlook that reflects and rewards for long-term shareholder value creation.

•	We require executives to hold shares in accordance with ownership guidelines, as described under “Corporate Governance—Director Compensation—Target Stock Ownership Guidelines” on page 16.

Because of the above factors, the payouts for our executives under the long-term incentive plan and the short-term incentive plan have always been different, ensuring appropriate rewards based on both long-term and short-term results.

The rationale for using each component in the plan is summarized in the following table:

Metric	Definition	Rationale for Use
Adjusted Cash EPS	GAAP diluted earnings per share, excluding the impact of restructuring, acquisition-related intangible amortization expense, foreign exchange, and other non-recurring charges.	Adjusted cash EPS most closely aligns the performance of executives to the interests of shareholders given it is a primary metric we use to evaluate new business opportunities as well as the performance of existing operations.

Adjusted Revenue	GAAP revenue, excluding the impact of foreign currency exchange.	Adjusted revenue demonstrates our performance in further penetrating our global footprint and executing against our market opportunities.

Adjusted Operating Margin	Ratio of operating income to revenue on a cash basis, which excludes the impact of restructuring, acquisition-related intangible amortization expense, foreign exchange, and other non-recurring charges.	We use this measure to assess the quality and efficiency of our operations and, as discussed above, to promote a long-term outlook.

The following table summarizes the structure of the grant of performance units:

Degree of Performance Attainment	% of Target Award Applicable to Adjusted Cash EPS Results Earned	% of Target Award Applicable to Adjusted Revenue Results Earned	% of Target Award Applicable to Adjusted Operating Margin Results Earned	Total
Maximum	66.66%	66.66%	66.67%	200%
Target	33.33%	33.33%	33.34%	100%
Threshold	16.67%	16.67%	16.66%	50%
Below Threshold	0%	0%	0%	0%

The following table summarizes the performance units based on financial performance metrics at target granted during fiscal 2014.

Name	Target Performance Units Based on Adjusted Cash EPS Results	Target Performance Units Based on Adjusted Revenue Results	Target Performance Units Based on Adjusted Margin Results	Total Performance Units at Target Opportunity for Fiscal 2014
Jeffrey S. Sloan	14,965	14,965	14,969	44,899
David E. Mangum	5,535	5,535	5,536	16,606
Morgan M. Schuessler	3,639	3,639	3,640	10,917
Guido F. Sacchi	2,166	2,166	2,166	6,498
G. Thomas Balas, Jr.	2,166	2,166	2,166	6,498
Paul R. Garcia	19,251	19,251	19,257	57,758
Suellyn P. Tornay	2,888	2,888	2,889	8,664

Depending on the adjusted cash EPS, adjusted revenue and adjusted operating margin results, the executives could earn from 0% to 200% of the applicable target amount.

30 – GLOBAL PAYMENTS INC. | 2014 Proxy Statement

Portion Attributable to Adjusted Cash EPS Results. The following table contains the adjusted cash EPS goals and the applicable reward amounts for fiscal 2014. The adjusted cash EPS goals exclude the impact of restructuring, acquisition-related intangible amortization expense, foreign exchange, and other non-recurring charges and includes the PayPros acquisition.

Degree of Performance Attainment	Adjusted Cash EPS		% of Target Award Allocable to Adjusted Cash EPS Results	% of Total Target Award Applicable to Adjusted Cash EPS Results Earned
Maximum		$4.24	200%	66.66%
Target		$4.00	100%	33.33%
Threshold		$3.76	50%	16.67%
Below Threshold	$	<3.76	0%	0%

The metric at target was established at a level that reflected growth over fiscal 2013 results. Factoring in the adjustments described above, adjusted cash EPS for fiscal 2014 was $4.15. Using straight-line interpolation, the payout was approximately 162%.

Portion Attributable to Adjusted Revenue Results. The following table contains the adjusted revenue goals and the applicable award amounts for fiscal 2014. The adjusted revenue goals exclude the impact of restructuring, acquisition-related intangible amortization expense, foreign exchange and other non-recurring charges and includes the PayPros acquisition.

Degree of Performance Attainment	Adjusted Revenue (millions)		% of Target Award Allocable to Adjusted Revenue Results	% of Total Target Award Applicable to Adjusted Revenue Results Earned
Maximum		$2,707	200%	66.66%
Target		$2,578	100%	33.33%
Threshold		$2,449	50%	16.67%
Below Threshold	$	<2,449	0%	0%

The metric at target was established at a level that reflected growth over fiscal 2013 results. Factoring in the adjustments described above, adjusted revenue for fiscal 2014 was $2,559 million. Using straight-line interpolation between goal points, the payout was approximately 93%.

Portion Attributable to Adjusted Operating Margin Results. The following table contains the adjusted operating margin goals and the applicable award amounts for fiscal 2014. The adjusted operating margin goals exclude the impact of restructuring, acquisition-related intangible amortization expense, foreign exchange, and other non-recurring charges and includes the PayPros acquisition.

Degree of Performance Attainment	Adjusted Operating Margin	% of Target Award Allocable to Adjusted Operating Margin Results	% of Total Target Award Applicable to Adjusted Operating Margin Results Earned
Maximum	21.0%	200%	66.67%
Target	19.0%	100%	33.34%
Threshold	17.0%	50%	16.66%
Below Threshold	<17.0%	0%	0%

Factoring in the adjustments described above, adjusted operating margin for fiscal 2014 was 19.0%, resulting in a 100% payout.

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 31

Conversion of Performance Units into Restricted Stock. Once the results were certified, the Compensation Committee determined the number of performance units earned by each executive, and such performance units were converted on a 1-for-1 basis into shares of restricted stock on July 26, 2014, 25% of which vested immediately. The remaining 75% of the restricted shares will vest in three equal installments on each of the first three anniversaries of the conversion date, subject to the executive’s continued employment with our company on the vesting date. The following table summarizes the conversion of the performance units to restricted stock for each named executive officer, which equates to approximately 118.4% of the grant at target for each:

Name	Actual Performance Units Based on Adjusted Cash Earnings Results	Actual Performance Units Based on Adjusted Revenue Results	Actual Performance Units Based on Adjusted Operating Margin Results	Total Actual Performance Units for Fiscal 2014
Jeffrey S. Sloan	24,306	13,890	14,970	53,167
David E. Mangum	8,990	5,137	5,536	19,664
Morgan M. Schuessler	5,910	3,377	3,640	12,927
Guido F. Sacchi	3,518	2,010	2,166	7,695
G. Thomas Balas, Jr.	3,518	2,010	2,166	7,695

Pursuant to Mr. Garcia’s key position agreement and Ms. Tornay’s transition and separation agreement, the Compensation Committee awarded Mr. Garcia and Ms. Tornay their target performance units for fiscal 2014. For additional information regarding Mr. Garcia’s and Ms. Tornay’s performance shares, see “Compensation of Named Executive Officers—Potential Payments Upon Termination, Retirement or Change in Control” on page 44.

TSR Units

Beginning in fiscal 2012, we replaced the portion of LTI previously granted in stock options with TSR units, which are performance-based restricted stock units earned based on our future three-year total shareholder return compared to the constituent companies in the S&P 500 as of June 1 each year, with three-year cliff vesting. The design of the TSR units is intended to continue to align the interests of executives with those of our shareholders, while rewarding for management contributions on a level economic playing field relative to our peer companies and enhancing retention capability.

The following table summarizes the structure of the grant of TSR units:

Percentile in 3-Year TSR vs. Comparator Group	Resulting Shares Earned (% of Target)
90th or above	200%
70th	150%
50th	100%
30th	50%
<30th	0%

Final payout as a percentage of target will be determined based on the average of the hypothetical payouts from our cumulative TSR positioning through each of the last four quarters of the performance cycle. For example, for the fiscal 2014 grants, final payout will be determined based on the average of the payouts related to our relative TSR positioning as of August 31, 2015, November 30, 2015, February 28, 2016 and May 31, 2016.

The following table summarizes the target TSR units granted during fiscal 2014.

Name	Target TSR Units
Jeffrey S. Sloan	29,933
David E. Mangum	11,071
Morgan M. Schuessler	7,278
Guido F. Sacchi	4,332
G. Thomas Balas, Jr.	4,332
Paul R. Garcia	38,506
Suellyn P. Tornay	5,776

32 – GLOBAL PAYMENTS INC. | 2014 Proxy Statement

Conversion of Fiscal 2012 TSR Units into Common Stock. The three-year performance period for the TSR units that were granted in 2012 was completed on May 31, 2014. Once the results were certified, the Compensation Committee determined the number of TSR units earned by each executive, and such shares were converted on a 1-for-1 basis into common stock of on July 26, 2014. The following table summarizes the conversion of the TSR units to common stock for each executive, which equates to 45% of the grant at target for each:

Name	Fiscal 2012 TSR Units Earned
Jeffrey S. Sloan	2,974
David E. Mangum	2,974
Morgan M. Schuessler	1,810

As part of Mr. Garcia’s key position agreement and Ms. Tornay’s transition and separation agreement, the Compensation Committee awarded Mr. Garcia and Ms. Tornay their target TSR units. For additional information regarding Mr. Garcia’s and Ms. Tornay’s performance shares, see “Compensation of Named Executive Officers—Potential Payments Upon Termination, Retirement or Change in Control” on page 44.

Retirement Benefits

Our 401(k) plan is the only retirement benefit that we provide to all of our executives. We have a pension plan that formerly was available to all employees but was closed to new employees hired after June 1, 1998. Ms. Tornay is the only named executive officer who was hired before such time and, therefore, is the only named executive officer who participated in the pension plan. See “Compensation of Named Executive Officers—Pension Benefits for Fiscal 2014” beginning on page 42 for additional information regarding the pension plan.

Other Benefits

Our named executive officers are eligible to participate in other health and welfare programs that are available to substantially all full-time salaried employees, including our 401(k) plan.

Perquisites offered to our named executive officers on an annual basis are financial planning and certain business club dues. These items create taxable income to the executive, which we do not gross up. In addition, we may ask named executive officers and their spouses to participate in President’s Club/Chairman’s Club trips offered as rewards to certain other employees for excellent sales or other performance. Tax rules require that we treat the expenses of spouses as taxable income to the executives. Because spousal participation is at our request and can be disruptive to other plans they may have, we gross-up that taxable income.

Our named executive officers are also eligible to participate in our non-qualified deferred compensation plan, or the deferred compensation plan, pursuant to which they may elect to defer up to 100% of their base salary and other forms of compensation. We do not make contributions to the deferred compensation plan. In fiscal 2014, none of our named executive officers participated in the plan. See “Compensation of Named Executive Officers—Non-Qualified Deferred Compensation Plan” on page 43 for more detail regarding the plan.

Mr. Schuessler, our President—International, receives additional benefits specifically related to his foreign assignments, and we gross-up any taxable income resulting from such benefits.

Employment Agreements

We are party to an employment agreement with a limited number of key employees, including all of our named executive officers. These employment agreements provide benefits to our company and, we believe, are necessary in order to attract and retain highly-qualified executives. Each named executive officer who is a party to an employment agreement has agreed not to disclose confidential information or compete with us, and not to solicit our customers or recruit our employees, for a period of 24 months following the termination of his or her employment. In exchange, we offer limited income and benefit protections to the executive. Our employment agreements no longer provide a gross-up for excise taxes that may be due with respect to any change of control provision. Messrs. Sloan, Mangum and Garcia and Ms. Tornay each had an employment agreement that provided for a gross-up for excise taxes as of the beginning of fiscal 2014. These provisions in our employment agreements with Messrs. Sloan and Mangum expired on June 1, 2014 and March 1, 2014, respectively, and Mr. Garcia and Ms. Tornay separated from the company during fiscal 2014. No payments were made to any of these executive officers during fiscal 2014 for excise tax gross-ups, and we have adopted a policy against any provisions for excise tax gross-ups going forward. All of our employment agreements with named executive officers contain a term.

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 33

In addition to the employment agreements described above, we are party to a key position agreement with Mr. Garcia that we entered into on January 6, 2010. Mr. Garcia, as our former Chairman and Chief Executive Officer, had access to a substantial portion of our trade secrets and confidential information and is a repository of significant goodwill in the marketplace. We entered into the key position agreement in order to protect our trade secrets, confidential information and goodwill, as well as to protect our company from competition by Mr. Garcia, in the event Mr. Garcia separated from our company, which he did during fiscal 2014 as a result of his retirement.

On December 12, 2013, we entered into a mutually agreed upon transition and separation agreement with Ms. Tornay, our former Executive Vice President, General Counsel and Corporate Secretary, pursuant to which Ms. Tornay separated from the company on May 30, 2014. We entered into the transition and separation agreement with Ms. Tornay in order to ensure a successful transition to our new Executive Vice President, General Counsel and Corporate Secretary during an approximate six-month transition period, to protect our trade secrets and confidential information to which Ms. Tornay had access, and to protect our company from competition by Ms. Tornay.

See “Compensation of Named Executive Officers—Potential Payments Upon Termination, Retirement or Change in Control” on page 44 for additional information about our employment agreements, Mr. Garcia’s key position agreement and Ms. Tornay’s transition and separation agreement.

Policies and Guidelines

Policy Regarding Timing of Equity Grants

Our Compensation Committee, in its discretion, typically makes the annual grant to all eligible employees on the first business day following the filing of our Annual Report on Form 10-K based upon the closing price of our common stock on that day.

Anti-Hedging Policy

Our insider trading policy prohibits directors and employees from engaging in any transaction in which they profit if the value of our common stock declines.

Target Stock Ownership Guidelines

The Compensation Committee has implemented stock ownership guidelines for our executives. This fosters equity ownership and aligns the interests of our executives with our shareholders. Within five years of the executive’s initial appointment to his or her position, our Chief Executive Officer is expected to beneficially own a number of shares at least equal to 500% of his base salary, and all other executives are expected to beneficially own a number of shares at least equal to 200% of their base salary. Additionally, the Compensation Committee has approved a holding requirement that requires executives to hold stock until the executive has met their ownership guidelines.

Clawback Policy

The Compensation Committee has adopted a clawback policy, pursuant to which we may recoup all or any portion of the value of any annual or long-term incentive awards provided to any current or former executive officers in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement under the securities laws.

Tax Considerations

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers (other than our Chief Financial Officer). However, qualifying “performance-based” compensation will not be subject to the deduction limit if certain requirements are met. The 2011 Incentive Plan is designed to allow the Compensation Committee to grant awards that may qualify for the performance-based compensation exemption from Section 162(m), such as the performance units, and our annual performance plan, as a subplan of the 2011 Incentive Plan, also allows annual cash incentive awards that may qualify as performance-based compensation. However, a number of requirements must be met for particular compensation to qualify, so there can be no assurance that any compensation awarded will be fully deductible under all circumstances. Also, to maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the deduction limit when the Compensation Committee believes that such payments are appropriate.

34 – GLOBAL PAYMENTS INC. | 2014 Proxy Statement

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the foregoing section entitled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement, which is to be incorporated by reference into the Company’s Annual Report on Form 10-K for fiscal 2014.

COMPENSATION COMMITTEE

Alex W. Hart, Chair

William I Jacobs

Ruth Ann Marshall

John M. Partridge

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 35

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents certain summary information concerning compensation that we paid or accrued for services rendered in all capacities during the fiscal years ended May 31, 2014, 2013 and 2012, which we refer to respectively as “fiscal 2014,” “fiscal 2013” and “fiscal 2012,” for our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Jeffrey S. Sloan	2014	$739,333	$350,000	$3,825,841	$1,103,390	—	$41,943	$6,060,507
Chief Executive Officer	2013	$618,000	—	$1,499,914	$535,941	—	$28,885	$2,682,739
	2012	$618,000	—	$1,354,495	$490,669	—	$27,778	$2,490,942
David E. Mangum	2014	$530,000	$315,000	$1,293,079	$569,607	—	$27,600	$2,735,286
President and Chief Operating Officer (former principal financial officer)	2013	$530,000	$150,000	$1,306,407	$391,695	—	$28,424	$2,406,525
	2012	$530,000	—	$1,354,495	$421,956	—	$27,993	$2,334,444
Morgan M. Schuessler	2014	$425,000	$200,000	$850,077	$386,701	—	$629,738	$2,491,516
President—International	2013	$412,500	—	$858,853	$271,644	—	$38,347	$1,581,344
	2012	$350,000	—	$824,512	$191,741	—	$24,973	$1,391,226
Guido F. Sacchi	2014	$350,200	—	$505,981	$212,428	—	$21,859	$1,090,268
EVP and Chief Information Officer
G. Thomas Balas, Jr.	2014	$315,000	—	$505,981	$193,438	—	$29,399	$1,043,818
EVP and Chief Human Resources Officer
Paul R. Garcia	2014	$1,000,000	—	$4,497,488	$1,500,000	—	$34,694	$7,032,182
Former Chairman and Chief Executive Officer	2013	$1,000,000	—	$4,544,072	$1,269,915	—	$34,183	$6,848,170
	2012	$1,000,000	—	$4,711,198	$1,420,067	—	$32,905	$7,164,170
Suellyn P. Tornay	2014	$387,000	—	$2,037,933	$232,200	$15,968	$532,493	$3,205,594
Former EVP, General Counsel and Corporate Secretary	2013	$387,000	—	$681,645	$198,407	—	$27,449	$1,294,501
	2012	$387,000	—	$706,708	$215,585	$47,939	$24,542	$1,381,773

(1)	Represents base salary earned during the fiscal year. Effective October 1, 2013, Mr. Sloan was promoted to President and Chief Executive Officer. In connection with his promotion, his base salary was increased from $618,000 to $800,000.
(2)	This column represents the discretionary bonus amounts paid for fiscal 2014, 2013 and 2012. For a description of these payments in 2014, see “Compensation Discussion and Analysis—Short-Term Incentive Plan—Discretionary Bonus Awards” on page 29.
(3)	This column represents the aggregate grant date fair value of restricted stock unit awards (including performance units and TSR units) in accordance with FASB ASC Topic 718, based on the value of the underlying shares and the probable outcome of performance-based vesting conditions on the grant date (at target performance levels), excluding the effect of estimated forfeitures. Mr. Garcia’s key position agreement was amended on June 6, 2014 to provide that in connection with his retirement, his performance units and TSR units would vest based on target rather than actual performance levels. Since this amendment was entered into after the end of fiscal 2014, any incremental change in value of these awards resulting from the modification is not reflected in the table. In addition, pursuant to the transition and separation agreement with Ms. Tornay that we entered into on December 12, 2013, Ms. Tornay’s unvested performance units and TSR units were modified to provide that upon conclusion of her employment with the company on May 30, 2014, she would receive fully-vested shares of common stock equal to the number of shares that would have been awarded assuming the performance goals had been reached at target levels. In accordance with SEC rules, this table includes (i) the fair value of Ms. Tornay’s performance units and TSR units that were awarded in fiscal 2014, calculated as of the grant date ($674,672), and (ii) the incremental increase in value of all of her unvested performance units and TSR units (including TSR units granted in previous years) resulting from the modification, calculated as of the modification date in accordance with FASB ASC Topic 718 ($1,363,291). For purposes of this calculation, Ms. Tornay’s performance units and TSR units are considered to have no value immediately prior to the modification, as they would have been forfeited on her last day of employment with the company absent the modification.

36 – GLOBAL PAYMENTS INC. | 2014 Proxy Statement

The table below sets forth the maximum grant date fair value of performance unit awards assuming that the highest levels of performance conditions were achieved for all awards for which an amount less than the maximum is reflected in the table above.

	2014				2013				2012
Name	Grant Date Fair Value at Target		Value Assuming Highest Performance		Grant Date Fair Value at Target		Value Assuming Highest Performance		Grant Date Fair Value at Target		Value Assuming Highest Performance
Jeffrey S. Sloan	$3,825,841		$7,651,682		$1,499,914		$2,927,382		$1,354,495		$2,555,639
David E. Mangum	$1,293,079		$2,586,159		$1,306,407		$2,549,717		$1,354,495		$2,555,639
Morgan M. Schuessler	$850,077		$1,700,153		$858,853		$1,330,367		$824,512		$1,555,678
Guido F. Sacchi	$505,981		$1,011,963		(a	)	(a	)	(a	)	(a	)
G. Thomas Balas, Jr.	$505,981		$1,011,963		(a	)	(a	)	(a	)	(a	)
Paul R. Garcia	$4,497,488		$8,994,976		$4,544,072		$8,868,674		$4,711,198		$5,000,000
Suellyn P. Tornay	$674,642	(b)	$1,349,284	(b)	$681,645		$2,927,382		$709,708		$767,894

(a)	Amounts not reported because these individuals were not named executive officers until fiscal 2014.
(b)	Amounts represent the values of the performance units and TSR units that were awarded to Ms. Tornay during fiscal 2014 as of the grant date. As noted above, in connection with her separation from the company, all of Ms. Tornay’s unvested performance units and TSR units were modified to provide that they would vest based on target performance levels, regardless of actual performance. The impact of the modifications is excluded from this table in accordance with SEC rules because their value assuming highest performance is already reflected in the summary compensation table.
(4)	The amounts for Ms. Tornay represent the aggregate change in the actuarial present value of her accumulated benefit under our Employees Retirement Plan, which is a defined benefit plan. Mr. Sloan was the only named executive officer to participate in the nonqualified deferred compensation plan, and he did not receive any interest on deferred compensation at an above-market rate of interest in fiscal 2014, 2013 or 2012.
(5)	This “all other compensation” column includes the following components for fiscal 2014:

Name	Company Contributions to Defined Contribution Plans	Perquisites Related to Foreign Assignment(a)	Other Perquisites and Personal Benefits(b)	Gross-up of Perquisites(c)	Payments Related to Termination of Employment(d)	Total
Jeffrey S. Sloan	$9,846	$—	$27,994	$4,102	$—	$41,943
David E. Mangum	9,185	—	18,415	—	—	27,600
Morgan M. Schuessler	7,154	424,311	—	198,273	—	629,738
Guido F. Sacchi	8,373	—	13,486	—	—	21,859
G. Thomas Balas, Jr.	14,193	—	15,206	—	—	29,399
Paul R. Garcia	10,400	—	24,294	—	—	34,694
Suellyn P. Tornay	6,513	—	17,580	—	508,400	532,493

Total	$65,664	$424,311	$116,975	$202,375	$508,400	$1,317,726

(a)	Mr. Schuessler, our President—International, primarily resides internationally and was relocated during fiscal 2014. Payments related to his foreign assignments included $130,616 for aggregate relocation expenses, $251,482 for housing and utilities, $17,345 for his car lease, $15,820 for school tuition for his family members and $9,048 in club membership dues.
(b)	The perquisites and personal benefits consist of compensation related to company-sponsored financial planning services, club dues and attendance at company-sponsored events. Other than for Mr. Schuessler as separately described above in footnote (a), no single type of perquisite for any individual named in the table above exceeded $25,000 during fiscal 2014. The dollar amount of perquisites and personal benefits represents the cost we incurred to provide the perquisite or benefit.
(c)	All gross-up payments to Mr. Sloan were made in connection with his company-requested attendance at a company-sponsored President’s Club award trip. All gross-up payments to Mr. Schuessler were made with respect to Mr. Schuessler’s compensation related to his foreign assignments.

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 37

(d)	Pursuant to Ms. Tornay’s transition and separation agreement, we are obligated to pay Ms. Tornay $464,400 in cash on the later of December 1, 2014 or our normal payment date for the fiscal 2014 bonus payments for our other executive officers. In addition, after the end of the fiscal year, we agreed to pay Ms. Tornay one lump-sum payment of $44,000 in lieu of her long-term disability benefit continuation. These payments are not conditioned on any continued performance obligations of Ms. Tornay. No cash payments were paid during fiscal 2014 or accrued as of May 31, 2014 in connection with Mr. Garcia’s retirement. As described under “Compensation of Named Executive Officers—Potential Payments Upon Termination, Retirement or Change in Control” on page 44, we are obligated to make cash payments to Mr. Garcia in the future, but such payments are conditioned on his continued compliance with restrictive covenants.

Grants of Plan-Based Awards in Fiscal 2014

The following table sets forth information concerning grants of plan-based awards during fiscal 2014 to our named executive officers, all of which were made pursuant to our 2011 Incentive Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			Grant Date Fair Value of Stock and Option Awards(4)
Name	Type(1)	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Jeffrey S. Sloan	Cash	7/26/13	$72,100	$206,000	$370,800
	PS	7/26/13				9,533	19,065	38,130	$880,231
	TSR	7/26/13				6,355	12,710	25,420	$604,308
	Cash	10/1/13	$233,333	$666,667	$1,250,000
	PS	10/1/13				12,917	25,834	51,668	$1,309,784
	TSR	10/1/13				8,612	17,223	34,446	$1,031,518
David E. Mangum	Cash	7/26/13	$157,675	$450,500	$810,900
	PS	7/26/13				8,303	16,606	33,212	$766,699
	TSR	7/26/13				5,536	11,071	22,142	$526,380
Morgan M. Schuessler	Cash	7/26/13	$111,563	$318,750	$541,875
	PS	726/13				5,459	10,917	21,834	$504,038
	TSR	7/26/16				3,639	7,278	14,556	$346,039
Guido F. Sacchi	Cash	7/26/13	$61,285	$175,100	$297,670
	PS	7/26/13				3,249	6,498	12,996	$300,013
	TSR	7/26/13				2,166	4,332	8,664	$205,968
G. Thomas Balas, Jr.	Cash	7/26/13	$55,125	$157,500	$267,750
	PS	7/26/13				3,249	6,498	12,996	$300,013
	TSR	7/26/13				2,166	4,332	8,664	$205,968
Paul R. Garcia	Cash	7/26/13	$600,000	$1,500,000	$3,000,000
	PS	7/26/13				28,879	57,758	115,516	$2,666,687
	TSR	7/26/13				19,253	38,506	77,012	$1,830,801
Suellyn P. Tornay	Cash	7/26/13	$81,270	$232,200	$394,740
	PS	7/26/13				4,332	8,664	17,328	$400,017
	TSR	7/26/13				2,888	5,776	11,552	$274,625
	Change	12/12/13				(5)	(5)	(5)	$1,363,291

(1)	Denotes the type of plan-based award. “Cash” refers to an annual cash incentive award under our annual performance plan, which is described under “Compensation Discussion and Analysis—Short-Term Incentive Plan—Annual Performance Plan” beginning on page 25. “PS” refers to performance units, which are described under “Compensation Discussion and Analysis—Long-Term Incentive Plan—Performance Units” beginning on page 29. “TSR” refers to TSR units, which are described under “Compensation Discussion and Analysis—Long-Term Incentive Plan—TSR Units” beginning on page 32. With respect to performance units and TSR units, grantees do not have the right to vote the underlying shares, and dividends are not payable to grantees until the units are converted into a stock grant. Once converted, dividends are paid on such stock at the same rate as all of our other shareholders. “Change” denotes a modification to Ms. Tornay’s unvested awards of performance units and TSR units, as described in footnote (5).
(2)	Represents the threshold, target and maximum annual cash incentive opportunities under our annual performance plan. Mr. Sloan was promoted to President and Chief Executive Officer effective October 1, 2013. In connection with his promotion, he received an increased cash incentive opportunity for the remainder of fiscal 2014. This table reflects the July 26, 2013 opportunity, which remained in effect for the period from June 1, 2013 through September 30, 2013, and the October 1, 2013 opportunity for the period from October 1, 2013 through May 31, 2014. At the time of the filing of this proxy statement, the actual results were certified, and our named executive officers (other than Ms. Tornay) received the amounts set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

38 – GLOBAL PAYMENTS INC. | 2014 Proxy Statement

(3)	The amounts in these columns reflect performance units (denoted as “PS”) and TSR units (denoted as “TSR”) based on threshold, target and maximum award opportunities that were granted during fiscal 2014. Unlike the TSR units, which have a three-year performance period, the performance units have a one-year performance period, after which they are converted into a restricted stock grant, 25% of which vests immediately and 25% of which vests on each of the first three anniversaries of the conversion date. The grantees do not have the right to vote the underlying shares, and dividends are not payable to the grantees until the units are converted into a stock grant at the end of the applicable performance period. Once the stock grant is made, dividends are paid on such stock at the same rate as all of our other shareholders. At the time of the filing of this proxy statement, the actual results for the performance units had been certified for each of our named executive officers (except Mr. Garcia and Ms. Tornay). As a result, on July 26, 2014, Messrs. Sloan, Mangum and Schuessler, Dr. Sacchi and Mr. Balas received 53,167, 19,664, 12,927, 7,695 and 7,695 restricted shares, respectively. Mr. Garcia’s key position agreement was amended on June 6, 2014 to provide that in connection with his retirement, his performance units would vest based on target rather than actual performance levels. Since this amendment was entered into after the end of fiscal 2014, the incremental change in value of these awards resulting from the modification is not reflected in the table.
(4)	Represents the aggregate grant date fair value of awards computed in accordance with FASB ASC 718, based upon the value of the underlying shares on the grant date (or the modification date, as explained in footnote (5)) and the probable outcome of performance-based vesting conditions on the grant date, excluding the effect of estimated forfeitures.
(5)	Pursuant to Ms. Tornay’s transition and separation agreement, all of Ms. Tornay’s unvested performance units and TSR units were modified to provide that on May 30, 2014, she would receive a number of fully-vested shares of common stock equal to the number of shares that would have been awarded assuming target performance levels. Prior to this modification, Ms. Tornay’s performance units and TSR units would have been forfeited on her last day of employment with the company. As a result, in accordance with SEC rules, the grant date fair value shown in this line item reflects the incremental increase in value of all of Ms. Tornay’s unvested performance units and TSR units (including TSR units granted in previous years) resulting from the modification, calculated as of the modification date in accordance with FASB ASC Topic 718. For purposes of this calculation, Ms. Tornay’s performance units and TSR units are considered to have no value immediately prior to the modification, as they would have been forfeited on her last day of employment with the company absent the modification.

Outstanding Equity Awards at May 31, 2014

The following table provides the outstanding equity awards at May 31, 2014 for each of our named executive officers.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Jeffrey S. Sloan	6/1/10	18,750	6,250	$41.44	6/1/20	—		—		—	—
	6/1/10	—	—	—	—	12,500		$857,000		—	—
	7/26/11	—	—	—	—	10,475		$718,166		—	—
	7/30/12	—	—	—	—	14,200		$973,552		—	—
	7/26/13	—	—	—	—	22,576	(4)	$1,547,811	(4)	—	—
	10/1/13	—	—	—	—	30,591	(4)	$2,097,319	(4)	—	—
	7/26/11	—	—	—	—	2,974	(5)	$203,897	(5)	—	—
	7/30/12	—	—	—	—	—		—		8,399	$575,835
	7/26/13	—	—	—	—	—		—		12,710	$871,398
	10/1/13	—	—	—	—	—		—		17,223	$1,180,809

		18,750	6,250			93,316		$6,397,745		38,332	$2,628,042

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 39

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
David E. Mangum	11/3/08	20,000	—	$42.03	11/3/18	—		—		—	—
	7/29/09	12,595	—	$42.18	7/29/19	—		—		—	—
	7/29/10	11,281	3,760	$37.40	7/29/20	—		—		—	—
	7/29/10	—	—	—	—	4,729		$324,220		—	—
	7/26/11	—	—	—	—	10,475		$718,166		—	—
	7/30/12	—	—	—	—	12,368		$847,951		—	—
	7/26/13	—	—	—	—	19,664	(4)	$1,348,164	(4)	—	—
	7/26/11	—	—	—	—	2,974	(5)	$203,897	(5)	—	—
	7/30/12	—	—	—	—	—		—		7,315	$501,516
	7/26/13	—	—	—	—	—		—		11,071	$759,028

		43,876	3,760			50,210		$3,442,398		18,386	$1,260,544

Morgan M. Schuessler	7/31/08	4,940	—	$44.29	7/31/18	—		—		—	—
	7/29/09	7,039	—	$42.18	7/29/19	—		—		—	—
	7/29/10	—	2,193	$37.40	7/29/20	—		—		—	—
	7/29/10	—	—	—	—	2,758		$189,088		—	—
	7/26/11	—	—	—	—	6,376		$437,139		—	—
	7/30/12	—	—	—	—	8,131		$557,461		—	—
	7/26/13	—	—	—	—	12,927	(4)	$886,275	(4)	—	—
	7/26/11	—	—	—	—	1,810	(5)	$124,094	(5)	—	—
	7/30/12	—	—	—	—	—		—		4,809	$329,705
	7/26/13	—	—	—	—	—		—		7,278	$498,980

		11,979	2,193			32,002		$2,194,057		12,087	$828,685

Guido F. Sacchi	7/26/11	—	—	—	—	2,276		$156,043		—	—
	7/30/12	—	—	—	—	6,613		$453,387		—	—
	7/26/13	—	—	—	—	7,695	(4)	$527,569	(4)	—	—
	7/26/13	—	—	—	—	—		—		4,332	$297,002

		—	—			16,584		$1,136,999		4,332	$297,002

G. Thomas Balas, Jr.	7/31/08	1,129	—	$44.29	7/31/18	—		—		—	—
	7/29/09	2,198	—	$42.18	7/29/19	—		—		—	—
	7/29/10	1,985	661	$37.40	7/29/20	—		—		—	—
	7/26/10	—	—	—	—	602		$41,273		—	—
	7/26/11	—	—	—	—	1,293		$88,648		—	—
	7/30/12	—	—	—	—	4,356		$298,648		—	—
	7/26/13	—	—	—	—	7,695	(4)	$527,569	(4)	—	—
	7/30/12	—	—	—	—	—		—		2,577	$176,679
	7/26/13	—	—	—	—	—		—		4,332	$297,002

		5,312	661			13,946		$956,138		6,909	$473,681

Paul R. Garcia(6)	6/2/06	65,000	—	$45.86	6/2/16	—		—		—	—
	7/31/07	41,544	—	$37.40	7/31/17	—		—		—	—
	7/31/08	39,513	—	$44.29	7/31/18	—		—		—	—
	7/29/09	47,416	—	$42.18	7/29/19	—		—		—	—
	7/29/10	58,490	—	$37.40	7/29/20	—		—		—	—
	7/26/13	—	—	—	—	57,758	(4)	$3,959,888	(4)	—	—
	7/26/11	—	—	—	—	22,986	(5)	$1,575,920	(5)	—	—
	7/30/12	—	—	—	—	—		—		25,444	$1,744,441
	7/26/13	—	—	—	—	—		—		38,506	$2,639,971

		251,963	—			80,744		$5,535,809		63,950	$4,384,412

40 – GLOBAL PAYMENTS INC. | 2014 Proxy Statement

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Suellyn P. Tornay(7)	6/2/06	12,000	—	$45.86	6/2/16	—	—	—	—
	7/31/08	6,492	—	$44.29	7/31/18	—	—	—	—
	7/29/10	2,298	—	$37.40	7/29/20	—	—	—	—

		20,790	—			—	—	—	—

(1)	All stock options were granted pursuant to our amended and restated 2000 Long-Term Incentive Plan or our amended and restated 2005 Incentive Plan and vest in 25% increments on each of the first four anniversaries of the grant date.
(2)	Except as otherwise indicated, all numbers in this column represent restricted stock that vests in 25% increments on each of the first four anniversaries of the grant date. Market value is calculated based on the closing price of our common stock on May 30, 2014 of $68.56.
(3)	All numbers shown in this column represent TSR units. The TSR units granted on July 30, 2012, or the 2012 TSR units, will vest on July 30, 2015 based on a three-year performance period ending May 31, 2015. The TSR units granted on July 26, 2013 and, with respect to Mr. Sloan, on October 1, 2013, or the 2013 TSR units, will vest on July 26, 2016 and October 1, 2016, respectively, based on a three-year performance period ending May 31, 2016. For the 2012 TSR units and the 2013 TSR units, the amounts shown represent the number of shares of our common stock that would be earned at the target payout level and the fair value of those shares based on the closing price of our common stock on May 30, 2014. See “Compensation Discussion and Analysis—Long-Term Incentive Plan—TSR Units” beginning on page 32 for additional information about TSR units.
(4)	Represents restricted shares of our common stock that were issued on July 26, 2014 upon the conversion of performance units originally granted on July 26, 2013 and, with respect to Mr. Sloan, on October 1, 2013. The performance units granted on July 26, 2013 vested on July 26, 2014 based on a performance period that ended on May 31, 2014. The performance units granted to Mr. Sloan on October 1, 2013 will vest on October 1, 2014 based on a performance period that ended on May 31, 2014. Per SEC rules, these performance units are shown in this table as time-based awards because, as of May 31, 2014, the performance period had concluded, but the performance units had not yet vested and were subject to continued employment. On July 26, 2014, the performance units granted on July 26, 2013 converted to restricted shares, 25% of which vested immediately. The remainder of these restricted shares will vest in equal increments on July 26, 2015, 2016 and 2017. On October 1, 2014, subject to continued employment, the performance units granted to Mr. Sloan on October 1, 2013 will convert to restricted shares, 25% of which will vest on that date. The remainder of these restricted shares will vest in equal increments on October 1, 2015, 2016 and 2017. See “Compensation Discussion and Analysis—Long-Term Incentive Plan—Performance Units” beginning on page 29 for additional information about performance units.
(5)	Represents fully-vested shares of our common stock that were issued on July 26, 2014 upon the conversion of TSR units originally granted on July 26, 2011, or the 2011 TSR units. These 2011 TSR units vested on July 26, 2014 based on a three-year performance period that ended on May 31, 2014. Per SEC rules, the 2011 TSR units are shown in this table as time-based awards because, as of May 31, 2014, the performance period had concluded, but the 2011 TSR units had not yet vested and were subject to continued employment. On July 26, 2014, the vesting date of the 2011 TSR units, the TSR units converted to fully-vested shares of common stock.
(6)	Mr. Garcia’s key position agreement was amended on June 6, 2014 to provide that in connection with his retirement, his performance units would vest immediately based on target rather than actual performance levels and based on the closing price as of May 30, 2014, the last trading day before the fiscal year end. Absent this amendment, Mr. Garcia’s performance units and TSR units would have continued in effect until the normal payment date for such awards. Since this amendment was entered into after May 31, 2014, the end of fiscal 2014, his awards remained unvested as of May 31, 2014.
(7)	Pursuant to Ms. Tornay’s transition and separation agreement, all of Ms. Tornay’s unvested performance units and TSR units were modified to provide that on May 30, 2014, she would receive a number of fully-vested shares of common stock equal to the number of shares that would have been awarded assuming target performance levels. Accordingly, as of May 31, 2014, she did not have any stock awards outstanding.

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 41

Stock Options Exercised and Stock Vested in Fiscal 2014

The following table provides information on options exercised and stock awards that vested in fiscal 2014. The shares shown as acquired on exercise or on vesting represent shares of our common stock.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jeffrey S. Sloan	—	—	22,471	$1,063,080
David E. Mangum	—	—	17,898	$826,764
Morgan M. Schuessler	21,567	$568,233	10,786	$498,464
Guido F. Sacchi	—	—	3,342	$155,799
G. Thomas Balas, Jr.	—	—	3,232	$149,591
Paul R. Garcia(3)	474,000	$14,348,675	163,126	$9,722,866
Suellyn P. Tornay(3)	51,692	$1,407,268	46,751	$2,976,006

(1)	Represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.
(2)	Represents the fair market value of the shares on the vesting date.
(3)	Includes the performance units, TSR units, restricted shares and options that vested in connection with the departures of Mr. Garcia and Ms. Tornay pursuant to Mr. Garcia’s key position agreement and Ms. Tornay’s transition and separation agreement. Excludes Mr. Garcia’s performance units and TSR units that vested after the end of fiscal 2014 pursuant to an amendment to his key position agreement that was entered into after the fiscal year end.

Pension Benefits for Fiscal 2014

We maintain the Global Payments Inc. Employees Retirement Plan, or the Retirement Plan, which is a noncontributory defined benefit pension plan covering our U.S. employees who have met the eligibility provisions. The Retirement Plan was closed to new participants beginning June 1, 1998. Ms. Tornay, our former Executive Vice President, General Counsel and Corporate Secretary, is the only named executive officer who was hired before June 1, 1998 and, therefore, is the only named executive officer who participated in the Retirement Plan during fiscal 2014.

The following table provides the actuarial present value of each named executive officer’s total accumulated benefit as of May 31, 2014. All amounts shown represent benefits accumulated under the Retirement Plan.

Name	Years of Credited Service (#)		Present value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Jeffrey S. Sloan	—		—	—
David E. Mangum	—		—	—
Morgan M. Schuessler	—		—	—
Guido F. Sacchi	—		—	—
G. Thomas Balas, Jr.	—		—	—
Paul R. Garcia	—		—	—
Suellyn P. Tornay	11.58	(1)	$176,180	—

(1)	Ms. Tornay had 28 actual years of service with the Company but this plan was frozen on June 1, 1998. As a result, the years credited for the pension plan are less than her actual years of service. For more information about the details of the plan, see the narrative above.

All participants were vested and their years of credited service were frozen on June 1, 1998. Benefits are based on years of service and the ratio of an employee’s compensation during the highest five consecutive years of earnings out of the last ten years of service, divided by his or her “final average earnings” (as defined below) as of December 31, 1998. Effective May 31, 2004, we modified the Plan to cease benefit accruals for increases in compensation levels.

We calculate the present values shown in the table below using: (i) a 7% discount rate, which is the same discount rates the Company uses for calculations for benefit obligation calculations for financial statement reporting purposes; and (ii) age 65, which is the Retirement Plan’s earliest unreduced benefit retirement age based on the participant’s age and service. The present values shown in the table below reflect post-retirement mortality, based on RP2000 Combined Mortality Table, the same assumptions used in the calculations for financial statement reporting purposes but do not include an assumption of pre-retirement termination, mortality, or disability.

42 – GLOBAL PAYMENTS INC. | 2014 Proxy Statement

The Plan provides participants with a monthly life annuity at normal retirement calculated by subtracting (b) from (a), and then multiplying the difference by (c) as defined below where:

(a)	= 1.65% of final average earnings as of December 31, 1998 multiplied by years of credited benefit service (up to a maximum of 35 years).

(b)	= .75% of the participant’s “integration level” (as defined below) multiplied by years of credited benefit service (up to a maximum of 35 years).

(c)	= the ratio of final average earnings as of the earlier of termination of employment or May 31, 2004 to final average earnings as of December 31, 1998.

The monthly benefit will be 1/12th of the amount calculated above.

For purposes of these calculations, “final average earnings” is the average of the participant’s annual earnings for the five consecutive calendar years, or the participant’s period of employment, if shorter, in which the participant had his or her highest annual earnings during the ten calendar years immediately preceding the earlier of (i) May 31, 2004, or (ii) the participant’s normal retirement date. Earnings include all compensation paid to the participant such as base salary or wages, bonuses, and commissions, but they exclude the cost of group insurance premiums we pay, moving expenses, and taxable equity compensation. Annual earnings for purposes of the benefit calculation are limited to $200,000 adjusted for cost of living increases from January 1, 2002, in accordance with Section 401(a)(17) of the Code.

The “integration level” is the lower of the participant’s (1) “three-year average social security earnings” (as defined below) and (2) “covered compensation” (as defined below).

“Three-year average social security earnings” is the average of the participant’s annual earnings for the last three consecutive calendar years before employment is terminated, or the period of employment, if shorter, provided that each year’s annual earnings cannot exceed the Social Security taxable wage base in effect on the first day of the year.

“Covered compensation” is the average of the Social Security taxable wage bases for the 35 calendar years ending with the year in which the participant reaches the Social Security normal retirement age. If the participant terminates employment before the Social Security normal retirement age, then, for purposes of computing the participant’s covered compensation for any year, it will be assumed that the Social Security taxable wage base in effect at the beginning of the year will remain the same for all future years.

Non-Qualified Deferred Compensation Plan

The named executive officers are eligible to participate in our Non-Qualified Deferred Compensation Plan, or the DC Plan, but none of our named executive officers, other than Mr. Sloan, participated in the DC plan.

The following table provides information on deferred compensation under the DC Plan for each named executive officer during fiscal 2014. There were no contributions, withdrawals or distributions during fiscal 2014.

Name	Aggregate Earnings in Last FY(1)	Aggregate Balance at Last FYE(2)
Jeffrey S. Sloan	$11,031	$78,903
David E. Mangum	—	—
Morgan M. Schuessler	—	—
Guido F. Sacchi	—	—
G. Thomas Balas, Jr.	—	—
Paul R. Garcia	—	—
Suellyn P. Tornay	—	—

(1)	Aggregate earnings are not includable in the summary compensation table above because they were not above-market or preferential earnings.
(2)	Includes amounts previously reported in the summary compensation table above, in the previous years when earned if the executive’s compensation was required to be disclosed in a previous year.

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 43

Pursuant to the DC Plan, participants are permitted to elect to defer up to 100% of their base salary and other forms of cash compensation (such as cash incentive bonus). Participant accounts are credited with earnings based on the participant’s investment allocation among a menu of investment options selected by the DC Plan administrator. Participants are 100% vested in the participant deferrals and related earnings. We do not make contributions to the DC Plan and do not guarantee any return on participant account balances. Participants may allocate their plan accounts into sub-accounts that are payable upon separation from service or on designated specified dates. Except in the case of death or disability, participants may elect in advance to have their various account balances pay out in a single lump sum or in installments over a period of two to ten years. In the event a participant separates from service by reason of death or disability, the participant or his designated beneficiary will receive the undistributed portion of his or her account balances in a lump-sum payment. Subject to approval by the DC Plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from an account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

Management of Compensation-Related Risk

In fiscal 2014, the Compensation Committee considered and assessed risk mitigation factors and potential risk aggravators in our compensation program and concluded that our compensation practices are balanced, do not encourage excessive risk taking by our employees, and are not reasonably likely to have a material adverse effect on our company. There were no material changes to employee compensation plans for fiscal year 2014.

Potential Payments Upon Termination, Retirement or Change in Control

This section explains the payments that we have paid or may be required to pay in connection with Mr. Garcia’s retirement and Ms. Tornay’s departure from the company, as well as the post-employment benefits that each of our other named executive officers would be entitled to receive in connection with various termination of employment and change-in-control scenarios.

Retirement of Mr. Garcia

On October 1, 2013, Mr. Garcia, our former Chairman and Chief Executive Officer, provided notice of his decision to retire. Effective October 1, 2013, he no longer served as our Chief Executive Officer, but continued to serve as our Chairman of the Board and an executive officer until his retirement date of May 31, 2014. His retirement was not due to any disagreement with our company and, for purposes of his employment agreement, was treated as a voluntary resignation without good reason. As a result, pursuant to his employment agreement, Mr. Garcia received his salary and benefits through the date of termination, but no additional severance benefits. Pursuant to the key position agreement that we entered into with Mr. Garcia on January 6, 2010, Mr. Garcia was entitled to receive specified benefits in exchange for agreeing to comply with restrictive covenants. Specifically, Mr. Garcia has agreed not to compete with us, not to solicit our customers, and not to recruit our employees until May 31, 2018. In exchange for agreeing to these restrictive covenants, we agreed to the following, each as set forth in the key position agreement:

•	Mr. Garcia received his cash incentive plan award for fiscal 2014 at target performance levels of $1,500,000.

•	Mr. Garcia’s restricted stock awards and stock options vested as of May 31, 2014, and the accelerated options will remain exercisable for five years. On May 31, 2014, 14,623 stock options vested as a result of his retirement. The intrinsic value of these options as of May 31, 2014, based on our closing share price on May 30, 2014, was $1,002,553.

•	Pursuant to Mr. Garcia’s key position agreement as in effect on May 31, 2014, his unvested performance units and TSR units issued prior to the retirement date were to continue in effect until the normal payout date for such awards, at which time the awards would be paid out based on actual performance. However, pursuant to an amendment to his key position agreement entered into on June 6, 2014, these awards were modified. Pursuant to the modifications, Mr. Garcia received fully-vested shares of common stock equal to the number of shares he would have received had the performance units and TSR units vested at target levels of performance, which equated to 144,694 shares. The value of these shares as of May 31, 2014 was $9,020,220, based on the $68.56 closing price of our common stock on May 30, 2014, the last trading day before the end of fiscal 2014.

•	Mr. Garcia will receive $500,000 in cash per year, plus either health insurance coverage or reimbursement pursuant to COBRA for up to four years after his retirement date. Each $500,000 annual payment will made in arrears and is conditioned on continued compliance with the restrictive covenants and stock retention requirements (described below), with no pro-rata payments for partial years of compliance.

Mr. Garcia is prohibited from selling any of the stock accelerated as a part of the key position agreement until May 31, 2015, after which he may only dispose of 25% of the accelerated shares per year, on a cumulative basis. In the case of Mr. Garcia’s death, the payments referred to above will be paid to his estate in the same form and manner as would have been paid to Mr. Garcia absent such death, except that the stock retention requirements would cease to apply.

44 – GLOBAL PAYMENTS INC. | 2014 Proxy Statement

Departure of Ms. Tornay

On December 12, 2013, we entered into a transition and separation agreement with Ms. Tornay, our former Executive Vice President, General Counsel and Corporate Secretary, pursuant to which she remained employed by our company in a non-executive capacity until May 30, 2014. The transition and separation agreement superseded Ms. Tornay’s previously effective employment agreement in its entirety. During the transition period, Ms. Tornay continued to receive her base salary and benefits through May 30, 2014. In addition, pursuant to the transition and separation agreement, Ms. Tornay became entitled to receive certain benefits in exchange for agreeing to comply with restrictive covenants. Specifically, Ms. Tornay agreed not to disclose confidential information, not to solicit our customers and not to recruit our employees until May 31, 2016. She also agreed not to compete with our company until August 31, 2015. In exchange for agreeing to these restrictive covenants and following the execution and non-revocation of a mutual release of claims, we agreed to the following:

•	Ms. Tornay will receive her cash incentive plan award for fiscal 2014 at target performance levels of $232,200, plus an additional lump-sum payment of $464,400 in cash.

•	Ms. Tornay’s restricted stock awards and stock options vested as of May 30, 2014 and must be exercised by November 30, 2015 (or earlier if required by the terms of the option awards). On May 30, 2014, 2,298 stock options vested as a result of her retirement. The intrinsic value of these options as of May 30, 2014, based on our closing share price on that date, was $157,551.

•	For Ms. Tornay’s unvested performance units and TSR units held as of May 30, 2014, Ms. Tornay received fully-vested shares of common stock equal to the number of shares that would have been awarded had the performance units and TSR units vested at target levels of performance, which equated to 21,705 shares. The value of these shares as of May 30, 2014 was $1,488,095, based on the $68.56 closing price of our common stock on that day.

•	Ms. Tornay will receive payments, in arrears, equal to her base salary for two years after her separation date. Each of these cash payments is conditioned on her continued compliance with the restrictive covenants and will be paid as follows: On December 1, 2014, Ms. Tornay will receive the first payment of $193,500 for the six-month period following her separation date, and for the subsequent 18-month period, she will receive bi-weekly payments aggregating $580,000 for the entire 18-month period.

•	We agreed to continue Ms. Tornay’s health care coverage under our group plan until the second anniversary of her separation date (or sooner if she obtains health care coverage from a new employer). On July 31, 2014, we entered into an amendment to the transition and separation agreement, pursuant to which, in lieu of continuing her long-term disability benefits, we agreed to make a lump sum payment of $44,000 by December 31, 2014.

In the case of Ms. Tornay’s death or disability, the payments referred to above will be paid to her or her estate in the same form and manner as would have been paid to her absent her death or disability.

Employment Agreements with Messrs. Sloan and Mangum, Mr. Schuessler, Dr. Sacchi and Mr. Balas

During fiscal 2014, each of our named executive officers was a party to an employment agreement with our company. Each of our employment agreements with Messrs. Sloan, Mangum and Schuessler, Dr. Sacchi and Mr. Balas provides for post-termination benefits. These agreements are subject to automatic one-year renewals upon the expiration of the initial employment period. The initial employment period expired on May 31, 2013 for Messrs. Sloan and Mangum and will expire on August 22, 2016 for Mr. Schuessler and on November 30, 2016 for Dr. Sacchi and Mr. Balas.

Each of these agreements prohibits the executive from disclosing our confidential information, soliciting our customers or recruiting our employees for a period of 24 months following the termination of employment. In addition, if the executive’s employment is terminated, the executive has agreed not to compete with us generally for a period of 24 months. Except for Mr. Schuessler, the non-compete does not apply if the executive’s employment is terminated as a result of our failure to extend the employment agreement.

These employment agreements may be terminated by us at any time for “cause” (as defined below) or for no reason or by the executive with or without “good reason” (as defined below). The employment agreements will also be terminated upon the executive’s death, disability or retirement. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below, which may be delayed for such time as may be necessary to avoid a violation of Code Section 409A. “Cause,” as defined in the employment agreement, generally means (i) the failure by the executive to perform substantially his or her responsibilities after a cure period of ten business days, (ii) fraud, misappropriation, embezzlement or similar dishonest or wrongful act, (iii) substance abuse which materially interferes with the executive’s ability to perform, (iv) employment

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 45

discrimination, harassment, conflicts of interest, retaliation, competition with our company, solicitation of our customers or employees on behalf of anyone other than us, improper use or disclosure of confidential or proprietary information, or (v) conviction for, or plea of guilty or nolo contendere to, a felony. “Good reason,” as defined in the employment agreement, generally means (a) an assignment of the executive to a materially different position, (b) a change in the person to whom the executive reports, (c) a reduction of the executive’s base salary, bonus opportunity (to a target below the minimum specified in the agreement), or in welfare benefits, (d) a failure of our company to require a successor-in-interest to agree to perform our obligations under the employment agreement, (e) except for Mr. Schuessler, a requirement that the executive be based in any location other than that which is initially specified in the agreement.

Termination Without Cause or Resignation for Good Reason When Not Related to a Change in Control. If, prior to a change in control or on or after the second anniversary of a change in control, the executive’s employment is terminated by us without cause or he resigns for good reason, the executive will be entitled to the following benefits:

•	We will pay the executive’s accrued salary and benefits through the date of termination plus a pro-rata portion of his annual bonus for the fiscal year of termination, based upon actual performance against certified pre-established bonus targets.

•	We will continue to pay the executive’s base salary for 6 months, or, if such payments are delayed by reason of Code Section 409A, make a lump sum payment equal to 6 months of his base salary on the first day of the seventh month after the date of termination, in each case provided that he does not violate any restrictive covenants. Notwithstanding the foregoing, Mr. Schuessler would receive this amount in a single lump-sum payment made six months after the termination date.

•	For a period of up to 12 additional months (or the earlier of the executive becoming employed with a competitor or violating any restrictive covenants), we will continue to pay his base salary, provided that the executive does not violate any restrictive covenants.

•	For a period of up to 12 months (or 18 months for Mr. Schuessler), we will pay the executive’s COBRA premiums, provided that the executive does not obtain other employment that provides health care coverage.

•	All of the executive’s restricted stock awards will vest as of the date of termination, and those stock options that would have vested in the next 24 months will vest and remain exercisable for no more than 90 days from the date of termination.

•	The executive’s performance units and TSR units will remain outstanding, and, after the Compensation Committee certifies the results at the end of the performance cycle in which the date of termination falls, the executive will receive 50% of the number of shares that vested based on the actual satisfaction of such performance requirements.

Termination Without Cause or Resignation for Good Reason When Related to a Change in Control. If, within 24 months after a change in control, the executive’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to the following benefits:

•	We will pay the executive’s accrued salary and benefits through the date of termination.

•	For Mr. Schuessler, we will pay a lump-sum payment equal to six months of his base salary no less than six months after the termination date and, thereafter, his base salary for up to 18 additional months, provided he does not violate any of the restrictive covenants. For the other executives, we will pay the executive 200% of the amount of the executive’s then-current base salary as a lump sum payment or payments, provided that the executive does not violate any restrictive covenants.

•	We will pay the executive 200% of the amount of his then-current target bonus opportunity, payable nine months after the date of termination, provided that the executive does not violate any restrictive covenants.

•	We will pay the executive a pro-rated bonus for the fiscal year in which the termination occurs based on (i) his then-current target bonus opportunity, if the termination date occurs before the end of the fiscal year in which the change of control occurred, or (ii) the actual amount earned based on certified results, if the termination date occurs during a fiscal year that began after the change in control occurred. Notwithstanding the foregoing, Mr. Schuessler’s pro-rated bonus will be based on the actual amount earned based on certified results, regardless of when the termination occurs.

•	For a period of up to 18 months, we will pay the executive’s COBRA premiums, provided that the executive does not obtain other employment that provides health care coverage.

•	All of the executive’s restricted stock awards and stock options will vest as of the date of termination, and the options will remain exercisable for no more than 90 days from the date of termination.

•

The executive’s performance units and TSR units will convert to fully-vested shares of our common stock based on (i) assumed target performance, if the date of termination occurs before the end of the performance cycle in which the change in control occurs, (ii) the greater of assumed target performance or actual performance, if the date of termination occurs after

46 – GLOBAL PAYMENTS INC. | 2014 Proxy Statement

the end of the performance cycle in which the change of control occurs, or (iii) actual performance, if the date of termination occurs during a performance cycle that began after the change in control occurred. Notwithstanding the foregoing, if Mr. Schuessler’s date of termination occurs before the end of the performance cycle in which the change in control occurs, Mr. Schuessler’s performance units and TSR units will remain outstanding, and after the Compensation Committee certifies the results at the end of the performance cycle, such units will convert to fully-vested shares of common stock based on actual performance.

The executive also will be eligible for comparable benefits if his employment is terminated without cause or if he resigns for good reason in anticipation of a change-in-control transaction. For all named executive officers except Mr. Schuessler, the agreement specifies that a termination or resignation is in anticipation of a change-in-control transaction if it occurs after a public announcement of a transaction which would lead to a change in control and the transaction closes no later than nine months after his termination of employment.

Death, Disability or Retirement. Whether or not a change in control shall have occurred, if the executive’s employment is terminated by reason of his death, disability or retirement, he will be entitled to receive accrued salary and benefits through the date of termination and any death, disability or retirement benefits that may apply. In addition, all of the executive’s restricted stock awards and stock options will vest. In the case of termination due to retirement, the executive’s performance units and TSR units will convert to fully-vested shares of our common stock based on actual performance as certified by the Compensation Committee at the end of the performance cycle. In the case of termination due to death or disability, the executive’s performance units and TSR units will convert to fully-vested shares of our common stock based upon assumed performance at the target level.

Termination for Cause or Resignation Without Good Reason. If we terminate the executive for cause, or if he resigns without good reason, the executive will be entitled to receive accrued salary and benefits through the date of termination, but no additional severance amount will be payable under the terms of the employment agreement.

Change in Control Without Termination of Employment. Our compensation arrangements with our executives are “double trigger,” meaning that in order for the executive to receive any benefits, there must be a change-in-control transaction as well as a termination of employment without cause or resignation for good reason within 24 months after the change in control. As a result, if there is no such termination or resignation, then our executive will not be entitled to any benefits in connection with the change in control.

Potential Payments Table

The following table sets forth quantitatively the potential post-employment payments that are described above. The potential payments to our named executive officers (other than Mr. Garcia and Ms. Tornay) are hypothetical situations only and assume that termination of employment and/or change-in-control occurred on May 31, 2014. The amounts shown in the table do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as (i) accrued salary and distributions of plan balances under our tax-qualified 401(k) plan and (ii) acceleration of outstanding stock and options in connection with a termination of employment due to death or disability pursuant to our incentive plans. The value of the acceleration of vesting of stock options, restricted stock, performance shares and TSR units are calculated based on the $68.56 closing price on May 30, 2014, the last trading day of fiscal 2014. The value of health care continuation is based on COBRA 2014 rates.

Name and Form of Payment	Termination Without Cause; Resignation for Good Reason (No Change in Control)	Termination Without Cause or Resignation for Good Reason (Change in Control)	Retirement	Death or Disability	Termination for Cause; Resignation Without Good Reason	Change in Control Without Employment Termination
Jeffrey S. Sloan
Base salary severance	$1,200,000	$1,600,000	$—	$—	$—	$—
Annual cash incentive bonus	1,103,390	1,000,000	—	—	—	—
Other cash severance	—	2,000,000	—	—	—	—
Restricted stock acceleration	2,548,718	2,548,718	2,548,718	2,548,718	—	—
Stock option acceleration	169,500	169,500	169,500	169,500	—	—
Performance-based RSU acceleration	3,238,534	6,159,430	6,477,069	6,159,430	—	—
Health care benefit continuation	18,462	27,693	—	—	—	—

Total	$8,278,604	$13,505,341	$9,195,287	$8,877,648	$—	$—

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 47

Name and Form of Payment	Termination Without Cause; Resignation for Good Reason (No Change in Control)	Termination Without Cause or Resignation for Good Reason (Change in Control)	Retirement	Death or Disability	Termination for Cause; Resignation Without Good Reason	Change in Control Without Employment Termination
David E. Mangum
Base salary severance	$795,000	$1,060,000	$—	$—	$—	$—
Annual cash incentive bonus	569,607	530,000	—	—	—	—
Other cash severance	—	1,060,000	—	—	—	—
Restricted stock acceleration	1,890,336	1,890,336	1,890,336	1,890,336	—	—
Stock option acceleration	117,162	117,162	117,162	117,162	—	—
Performance-based RSU acceleration	1,406,303	2,852,165	2,812,605	2,852,165	—	—
Health care benefit continuation	17,945	26,918	—	—	—	—

Total	$4,796,353	$7,536,581	$4,820,103	$4,859,663	$—	$—

Morgan M. Schuessler
Base salary severance	$637,500	$850,000	$—	$—	$—	$—
Annual cash incentive bonus	386,701	386,701	—	—	—	—
Other cash severance	—	850,000	—	—	—	—
Restricted stock acceleration	1,183,688	1,183,688	1,183,688	1,183,688	—	—
Stock option acceleration	68,334	68,334	68,334	68,334	—	—
Performance-based RSU acceleration	919,527	1,839,053	1,839,053	1,839,053	—	—
Health care benefit continuation	36,299	36,299	—	—	—	—

Total	$3,232,049	$5,214,075	$3,091,075	$3,091,075	$—	$—

Guido F. Sacchi
Base salary severance	$525,300	$700,400	$—	$—	$—	$—
Annual cash incentive bonus	212,428	350,200	—	—	—	—
Other cash severance	—	700,400	—	—	—	—
Restricted stock acceleration	609,430	609,430	609,430	609,430	—	—
Stock option acceleration	—	—	—	—	—	—
Performance-based RSU acceleration	500,625	919,184	1,001,250	919,184	—	—
Health care benefit continuation	17,411	26,117	—	—	—	—

Total	$1,865,194	$3,305,731	$1,610,680	$1,528,614	$—	$—

G. Thomas Balas, Jr.
Base salary severance	$472,500	$630,000	$—	$—	$—	$—
Annual cash incentive bonus	193,438	315,000	—	—	—	—
Other cash severance	—	630,000	—	—	—	—
Restricted stock acceleration	428,569	428,569	428,569	428,569	—	—
Stock option acceleration	20,597	20,597	20,597	20,597	—	—
Performance-based RSU acceleration	412,286	742,505	824,571	742,505	—	—
Health care benefit continuation	17,266	25,899	—	—	—	—

Total	$1,544,656	$2,792,570	$1,273,737	$1,191,671	$—	$—

48 – GLOBAL PAYMENTS INC. | 2014 Proxy Statement

PROPOSAL THREE:

RATIFICATION OF REAPPOINTMENT OF AUDITORS

The Audit Committee recommends, and the board of directors selects, our independent public accountants. The Audit Committee has recommended that Deloitte & Touche LLP, or Deloitte, who served during the fiscal year ended May 31, 2014, be selected for the fiscal year ending May 31, 2015, or fiscal 2015, and the board has approved the selection. Unless a shareholder directs otherwise, proxies will be voted for the approval of the ratification of Deloitte as independent public accountants for fiscal 2015. If the appointment of Deloitte is not ratified by the shareholders, the board will consider the selection of other independent public accountants for fiscal 2015.

A representative of Deloitte will be present at the annual meeting. The representative will be given the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

Report of the Audit Committee

The Audit Committee of the board is composed of three directors, each of whom is independent under the listing standards of the NYSE and the applicable rules and regulations promulgated by the SEC. The duties and responsibilities of the Audit Committee are set forth in a written Audit Committee Charter which is available on the Investor Relations section of our website at www.globalpaymentsinc.com. The board has determined that Michael W. Trapp is an “audit committee financial expert” as defined by the rules of the SEC.

The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the board and to report the results of the Audit Committee’s activities to the board. Management has the primary responsibility for the financial statements and reporting process, including the systems of internal control, and the independent registered public accounting firm (Deloitte) is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or the PCAOB, and issuing a report thereon.

In this context, the Audit Committee has reviewed and discussed with management and Deloitte our audited financial statements as of and for the year ended May 31, 2014. The Audit Committee has discussed with Deloitte the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communication with Audit Committees). The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence. In addition, the Audit Committee has considered the compatibility of non-audit services with Deloitte’s independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in our annual report on Form 10-K for the year ended May 31, 2014 filed with the SEC.

AUDIT COMMITTEE

Michael W. Trapp, Chair

Gerald J. Wilkins

Alan M. Silberstein

Auditor Fees

The following table presents the aggregate fees billed for professional services rendered by Deloitte during fiscal 2014 and fiscal 2013:

	2014	2013
Audit fees	$3,556,302	$3,268,785
Audit-related fees	—	—
Tax fees	358,000	334,000
Other fees	—	—

Total	$3,914,302	$3,602,785

Audit fees. Audit fees represent fees billed by Deloitte for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q and the services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Audit-related fees. Audit-related fees represent fees billed by Deloitte for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included under “Audit Fees” disclosed above.

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 49

Tax fees. Tax fees represent fees billed by Deloitte for tax compliance, tax advice and tax planning services. In fiscal year 2014, $58,000 of Deloitte’s tax fees were for tax return preparation and compliance, and $300,000 were for tax consulting and advisory services. In fiscal year 2013, $69,000 of Deloitte’s tax fees were for tax return preparation and compliance, and $265,000 were for tax consulting and advisory services.

Other fees. Other fees include fees billed for products or services provided by Deloitte, other than the services described above.

Audit	Committee Pre-Approval Policies

The Audit Committee must approve any audit services and any permissible non-audit services provided by Deloitte prior to the commencement of the services. In making its pre-approval determination, the Audit Committee considers whether providing the non-audit services is compatible with maintaining the auditor’s independence. To minimize relationships which could appear to impair the objectivity of the independent registered public accounting firm, it is generally the Audit Committee’s practice to restrict the non-audit services that may be provided to us by our independent auditor to audit-related services, tax services and merger and acquisition due diligence and integration services, but other permissible non-audit services are approved on a case-by-case basis.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve non-audit services by the independent registered public accounting firm within the guidelines set forth above, provided that the fees associated with the applicable engagement are not anticipated to exceed $100,000. Any decision by the Chair to pre-approve non-audit services must be presented to the full Audit Committee for ratification at its next scheduled meeting. All of the services described above were approved by the Audit Committee in accordance with the foregoing policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

REAPPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

50 – GLOBAL PAYMENTS INC. | 2014 Proxy Statement

ADDITIONAL INFORMATION

Certain Relationships and Related Transactions

We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether they qualify for disclosure as a transaction with related persons under Item 404(a) of Regulation S-K of the Exchange Act. We screen for these relationships and transactions through the annual circulation of a Directors and Officers Questionnaire, or a D&O Questionnaire, to each member of the board of directors and each of our officers who is a reporting person under Section 16 of the Exchange Act. The D&O Questionnaire contains questions intended to identify related persons and transactions between us and related persons. In addition, our Employee Code of Conduct and Ethics requires employees to report to the General Counsel or Chief Executive Officer any transaction involving themselves or their immediate family members and our company that may create a conflict of interest with us, and further requires the Chief Executive Officer to approve in writing any such transaction with a related person. Any related-party transaction that would require disclosure pursuant to Item 404 of Regulation S-K must be approved or ratified by the Audit Committee. There were no transactions with related persons required to be disclosed pursuant to Item 404 of Regulation S-K since June 1, 2013.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules (but without exhibits) for the fiscal year ended May 31, 2014, will be provided, free of charge, upon written request of any shareholder addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473, Attention: Investor Relations. Additionally, our Annual Report on Form 10-K is available on the SEC’s web site at www.sec.gov.

Shareholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” provides convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Global Payments Inc., c/o Corporate Secretary, 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328 or by contacting Investor Relations at Investor.Relations@globalpay.com or (770) 829-8234.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of Forms 3 and 4 filed with the SEC, or written representations that no annual forms (Form 5) were required, we believe that, during fiscal 2014, all of our officers, directors and 10% shareholders complied with the reporting requirements of the SEC regarding their ownership and changes in ownership of our common stock (as required pursuant to Section 16(a) of the Securities Exchange Act of 1934), with the following exceptions: One Form 4 with respect to a sale by Mr. Garcia was not timely filed; one Form 4 with respect to a forfeiture by Mr. Sloan for taxes was not timely filed; one Form 4 with respect to an award granted to Mr. O’Keefe on July 30, 2012 was not timely filed; one Form 3 for Mr. Partridge was not timely filed; two Form 4s with respect to purchases by Mr. Wilkins on August 7, 2013 and August 16, 2013 were not timely filed; one Form 5 with respect to a gift by Mr. Jacobs in a previous fiscal year was not timely filed; one Form 4 for each of Messrs. Garcia, Sloan, Mangum, Schuessler and O’Keefe and Ms. Tornay with respect to an award granted on July 26, 2013 was not timely filed; one Form 4 for each of Messrs. Trapp, Partridge and Marshall with respect to awards granted on November 21, 2013 was not timely filed; and one Form 4 for each of Messrs. Garcia, Mangum, Sloan and Schuessler reported the incorrect number of shares forfeited for taxes. All transactions not timely reported as described above were subsequently reported, and all errors described above have been corrected in subsequent filings.

Shareholder List

We will maintain a list of shareholders entitled to vote at the annual meeting at our corporate offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473. The list will be available for examination at the annual meeting.

GLOBAL PAYMENTS INC. | 2014 Proxy Statement – 51

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EST, on November 18, 2014.

Vote by Internet • Go to www.envisionreports.com/GPN • Or scan the QR code with your Smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1.	Elect four directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Jeffrey S. Sloan, Class I(1)	☐	☐	02 - John G. Bruno, Class II(2)	☐	☐	03 - Michael W. Trapp, Class II(2)	☐	☐
	04 - Gerald W. Wilkins, Class II(2)	☐	☐
(1) To serve until the 2016 annual shareholder meeting. (2) To serve until the 2017 annual shareholder meeting.

		For	Against	Abstain

2.	Approve, on an advisory basis, the compensation of our named executive officers for fiscal year 2014.	☐	☐	☐

		For	Against	Abstain

3.	Ratify the reappointment of Deloitte & Touche LLP as the Company’s independent public accountants for fiscal year 2015.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon and date below. Where shares are held jointly, each shareholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Directions to Global Payments Corporate Headquarters

Global Payments Inc.

10 Glenlake Parkway NE, North Tower

Atlanta, GA 30328-3473

770.829.8000

Using GA 400 North, take exit 5B (Sandy Springs) and drive west on Abernathy Road about one block. Turn right on Glenlake Parkway. 10 Glenlake Parkway is the first drive on the left. The North Tower is the building to your right upon entering the circular drive.

Using GA 400 South, take exit 5 (Abernathy Road) and follow instructions above.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — GLOBAL PAYMENTS INC.

2014 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

GLOBAL PAYMENTS INC. AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE

The undersigned shareholder of Global Payment Inc. (the “Company”), Atlanta, Georgia, hereby constitutes Jeffrey S. Sloan and David L. Green, and each of them, each with full power of substitution, to vote the number of shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of shareholders to be held at the Company’s offices at 10 Glenlake Parkway NE, North Tower, Atlanta, Georgia 30328, on November 19, 2014, at 9:00 a.m., EST (the “Annual Meeting”), or at any adjournments or postponements thereof, upon the proposals described in the Notice of 2014 Annual Meeting of Shareholders and Proxy Statement, both dated September 26, 2014, the receipt of which is acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the Annual Meeting, for the election of one or more person to the Board of Directors if any of the nominees named herein becomes unable to serve or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitations will be presented at the Annual Meeting, or any other matters which may properly come before the Annual Meeting and any adjournments or postponements thereto.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted “FOR” election of the director nominees named in Proposal 1, “FOR” Proposal 2 relating to the advisory vote on the compensation of our named executive officers, and “FOR” Proposal 3 relating to the ratification of the reappointment of Deloitte & Touche LLP as the Company’s independent public accountants, and with discretionary authority on all other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

YOU MAY VOTE BY TELEPHONE, THE INTERNET, OR U.S. MAIL.

If you are voting by telephone or the Internet, please do not mail your proxy.